.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

U.S. CONCRETE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

The Annual Meeting of Stockholders

of U.S. Concrete, Inc. will be held:

Thursday, May 14, 2020 at 8:00 a.m. local time

Newark Liberty International Airport Marriott

1 Hotel Road

Newark, New Jersey 07114*

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by May 4, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

March 30, 2020

Dear Stockholders,

On behalf of the Board of Directors of U.S. Concrete, Inc., which we refer to as our Company, we invite you to attend the 2020 Annual Meeting of Stockholders of our Company, which we refer to as our Annual Meeting. We will hold our Annual Meeting at the Newark Liberty International Airport Marriott, 1 Hotel Road, Newark, New Jersey 07114* at 8:00 a.m. local time, on Thursday, May 14, 2020.

We again are taking advantage of the rules of the Securities and Exchange Commission that allow issuers to provide electronic access to proxy materials over the Internet instead of mailing printed copies of those materials to each stockholder. We believe that furnishing these materials electronically allows us to more efficiently provide our stockholders with our proxy materials while reducing costs and reducing the impact of the Annual Meeting on the environment. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials referenced below. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically, unless you elect otherwise.

On or about April 1, 2020, we will commence the mailing to our stockholders (other than those who previously requested electronic or paper delivery) of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, the Notice of Annual Meeting of Stockholders, the proxy statement providing information concerning the matters to be acted on at the Annual Meeting, and our Annual Report to Stockholders describing our operations during the year ended December 31, 2019. If you requested printed versions of these materials, a proxy card for the Annual Meeting is also included.

We hope you will be able to attend our Annual Meeting in person. Whether or not you plan to attend, please take the time to vote. You may vote your shares via the Internet or by telephone, by following the instructions included in this proxy statement or, if you elected to receive printed versions of the materials, by signing, dating and returning the enclosed paper proxy card in the enclosed postage-paid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may revoke your proxy.

Thank you for your interest in our Company.

Sincerely,

William J. Sandbrook
Chairman and Chief Executive Officer

331 N. Main Street, Euless, Texas 76039

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by May 4, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

For further information about the 2020 Annual Meeting,

please call 1-817-835-4105

2020 PROXY STATEMENT

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of U.S. Concrete, Inc.:

The 2020 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, of U.S. Concrete, Inc., which we refer to as the Company, will be held on Thursday, May 14, 2020, at 8:00 a.m., local time, at the Newark Liberty International Airport Marriott, 1 Hotel Road, Newark, New Jersey 07114*. At the Annual Meeting, we will ask you to consider and take action on the following:

(1) to elect eight directors to serve on the Board of Directors of the Company, which we refer to as our Board, until the 2021 Annual Meeting of Stockholders of the Company (Proposal No. 1);

(2) to ratify the appointment of Ernst & Young LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2020 (Proposal No. 2);

(3) to cast a non-binding, advisory vote on the compensation of the Company’s named executive officers as disclosed in these materials (Proposal No. 3); and

(4) to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors set the close of business on March 19, 2020 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of common stock of the Company held by such stockholder at that time. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 331 N. Main Street, Euless, Texas 76039.* This list also will be available at the Annual Meeting.

By Order of the Board of Directors,

Paul M. Jolas

Senior Vice President, General Counsel and Corporate Secretary

Euless, Texas

March 30, 2020

MEETING INFORMATION

DATE:	Thursday, May 14, 2020

TIME:	8:00 a.m., Local Time

PLACE:	Newark Liberty International Airport Marriott 1 Hotel Road Newark, New Jersey 07114*

HOW TO VOTE

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy so that your shares can be voted at the Annual Meeting and to help us ensure a quorum at the Annual Meeting. You may nonetheless vote in person if you attend the Annual Meeting.

IN PERSON You may come to the Annual Meeting and cast your vote in person

BY PHONE 1-877-680-5400

BY INTERNET www.proxypush.com/USCR

BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope

Important Notice Regarding the Availability of

Proxy Materials for the Stockholders

Meeting to be held on May 14, 2020:

The Notice of Annual Meeting of Stockholders,

Proxy Statement and the Annual Report to

Stockholders are available at:

www.proxydocs.com/USCR

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by May 4, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting. In addition, if needed, we will announce an online location containing a list of all stockholders entitled to vote at the Annual Meeting available for inspection.

i

ii

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”).

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSAL		BOARD VOTING RECOMMENDATION	PAGE REFERENCE
1.	Election of directors	FOR EACH NOMINEE	4
2.	Ratification of appointment of independent registered public accounting firm	FOR	48
3.	Advisory vote on executive compensation	FOR	49

2019 PERFORMANCE SUMMARY

CONSOLIDATED REVENUE $1.5 BILLION	NET INCOME $16.3 MILLION	TOTAL ADJUSTED EBITDA[1] $184.1 MILLION	NET CASH PROVIDED BY OPERATING ACTIVITIES $138.8 MILLION Adjusted Free Cash Flow[1] $105.0 MILLION
1.	Total Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Appendix A for reconciliations and other information.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in the Company. The section entitled “Information Concerning the Board of Directors and Committees” beginning on page 10 describes our corporate governance framework, which includes the following highlights:

+	Annual election of directors
+	6 of our 8 director nominees are independent
+	Comprehensive Code of Ethics and Business Conduct and Corporate Governance Guidelines
+	Frequent executive sessions of the Board without management

+	Separate Chairman and Lead Independent Director Positions
+	Compensation Committee participation in executive succession planning
+	Directors elected by majority vote
+	Regular Board, Committee and Director Evaluations

+	Board and Committee review of strategic, operational and compliance risks
+	Ethics and corporate compliance hotline
+	Ethics and corporate compliance program
+	Stock ownership guidelines for Directors and Officers

DIRECTOR NOMINEES

Information about each director nominee’s experience, qualifications, attributes and skills can be found beginning on page 5. The ages and positions listed below are as of March 15, 2020.

NOMINEE	AGE	DIRECTOR SINCE	POSITION(S) HELD	INDEPENDENT	AC	CC	NCG
William J. Sandbrook	62	2011	Chairman of the Board and Chief Executive Officer
Susan M. Ball	56	2018	Director	X	X
Kurt M. Cellar	50	2010	Director	X			C
Michael D. Lundin	60	2010	Lead Director	X	C		X
Rajan C. Penkar	64	—	—	X
Ronnie Pruitt	49	—	President and Chief Operating Officer
Theodore P. Rossi	69	2011	Director	X		C
Colin M. Sutherland	64	2010	Director	X	X	X
			Number of Meetings in 2019		5	5	5

AC Audit Committee	CC Compensation Committee	NCG Nominating and Corporate Governance Committee	C Chairperson

EXECUTIVE COMPENSATION HIGHLIGHTS

Set forth below is the 2019 compensation for each Named Executive Officer (as defined in Compensation Discussion and Analysis) as determined under Securities and Exchange Commission (“SEC”) rules. See the 2019, 2018 and 2017 Summary Compensation Table and the accompanying notes to the table beginning on page 35 for more information.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
William J. Sandbrook
Chairman and Chief Executive Officer	2019	$900,000	$270,000	$3,780,638	$—	$43,430	$4,994,067
John E. Kunz
Senior Vice President and Chief Financial Officer	2019	451,550	60,000	1,051,611	—	14,000	1,577,161
Ronnie Pruitt
President and Chief Operating Officer	2019	525,300	125,000	1,206,449	—	19,891	1,876,640
Paul M. Jolas
Senior Vice President, General Counsel and Corporate Secretary	2019	402,406	60,000	825,805	—	14,000	1,302,211
Niel L. Poulsen(2)
Former Executive Vice President — Southeast Division	2019	117,396	64,870	535,483	—	398,545	1,116,294
Jeffrey W. Roberts
Regional Vice President and General Manager — U.S. Concrete	2019	335,625	75,000	432,257	—	87,702	930,584

1.

As described in Compensation Discussion and Analysis, the Compensation Committee approved grants of equity awards effective March 1, 2019 conditioned upon the Company’s stockholders approving an amendment to the U.S. Concrete, Inc. Long Term Incentive Plan (the “LTIP”) to increase the number of shares available under the LTIP.  The Company’s stockholders approved the LTIP amendment on May 16, 2019.  In accordance with U.S. generally accepted accounting principles and the rules of the SEC, we determine the grant date fair value of equity awards under Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, the grant date of these equity awards, and thus the date the fair value of the equity awards was determined, was May 16, 2019, not March 1, 2019.  On May 16, 2019, the closing price of the Company’s common stock was 21.5% higher than on February 28, 2019, the trading day immediately preceding the effective date of these awards.  As a result, the fair value of the awards reported above is higher than if the ASC 718 grant date would have been March 1, 2019 due primarily to the 21.5% increase in the price of the Company’s common stock subsequent to March 1, 2019.

2.	Mr. Poulsen’s employment terminated on April 30, 2019.

QUESTIONS AND ANSWERS AND OTHER INFORMATION

Please see “Other Information” beginning on page 50 and “Questions and Answers about the Meeting and Voting” beginning on page 52 for important information about the proxy materials, voting, the annual meeting, Company documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2021 Annual Meeting of Stockholders. Additional questions may be directed by phone by calling (817) 835-4105.

LEARN MORE ABOUT OUR COMPANY

You can learn more about our Company, view our governance materials and much more by visiting our website at www.us-concrete.com under Investor Relations.

Please also visit www.proxydocs.com/USCR to access the Company’s Notice of Annual Meeting of Stockholders, Proxy Statement and 2019 Annual Report.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board of Directors, which we refer to as our Board, currently consists of seven members. Each of our current directors will stand for re-election at the Annual Meeting, except Mr. Rayner who will not stand for re-election due to our director retirement policy contained in our Corporate Governance Guidelines. To be elected as a director, each director nominee must receive a majority of the votes cast at the Annual Meeting. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall exclude abstentions with respect to that director’s election. A description of our policy regarding nominees who receive a majority against vote in an uncontested election is set forth in response to the question “What vote is required to approve of each of the proposals being considered at the Annual Meeting?” in “Questions and Answers about the Meeting and Voting” of this proxy statement. If you properly complete the voting instructions via mail, the Internet or telephone, the persons named as proxies will vote your shares “FOR” the election of the nominees listed below unless you vote against one or more nominees.

Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board may nominate or designate. Each director nominee has expressed his/her intention to serve the entire term.

Set forth below is information regarding the age, business experience and Board committee memberships concerning each nominee for election as a director of the Company, including a discussion of such nominee’s particular experience, qualifications, attributes or skills that lead our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of our Company. The ages and positions listed below are as of March 15, 2020.

DIRECTOR NOMINEES

NOMINEE	AGE	DIRECTOR SINCE	POSITION(S) HELD	INDEPENDENT	AC	CC	NCG
William J. Sandbrook	62	2011	Chairman of the Board and Chief Executive Officer
Susan M. Ball	56	2018	Director	X	X
Kurt M. Cellar	50	2010	Director	X			C
Michael D. Lundin	60	2010	Lead Director	X	C		X
Rajan C. Penkar	64	—	—	X
Ronnie Pruitt	49	—	President and Chief Operating Officer
Theodore P. Rossi	69	2011	Director	X		C
Colin M. Sutherland	64	2010	Director	X	X	X
			Number of Meetings in 2019		5	5	5

AC Audit Committee	CC Compensation Committee	NCG Nominating and Corporate Governance Committee	C Chairperson

There is no family relationship among any of the nominees, directors and/or any of the executive officers of the Company.

SKILLS AND QUALIFICATIONS OF THE NOMINEES FOR BOARD OF DIRECTORS

	Sandbrook	Ball	Cellar	Lundin	Penkar	Pruitt	Rossi	Sutherland
Current or Prior Chief Executive Officer or Chief Operating Officer Experience	✓			✓	✓	✓	✓	✓
Senior Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience	✓			✓		✓		✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Global Experience	✓			✓	✓	✓	✓	✓
Finance and Capital Markets Transactions	✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓
Technology					✓	✓		✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓

William J. Sandbrook Age: 62 Director Since: 2011

Business Experience: Mr. Sandbrook has served as Chairman of the Board since May 2018 and as our Chief Executive Officer and director since August 2011. Mr. Sandbrook served as our President from August 2011 until April 2019. From September 2017 until May 2018, Mr. Sandbrook served as Vice Chairman of the Board. From June 2008 until August 2011, Mr. Sandbrook was Chief Executive Officer of Oldcastle Inc.’s Products and Distribution Group. From 2006 to June 2008, Mr. Sandbrook was Chief Executive Officer of Oldcastle Architectural Product’s Group responsible for Oldcastle’s U.S. and Canadian Operations, as well as CRH plc’s business in South America. From 2003 to 2006, Mr. Sandbrook served as President of Oldcastle Materials West Division. Mr. Sandbrook joined Tilcon New York as Vice President in 1992 and became President and Chief Executive Officer three years later. In 1996, Tilcon was acquired by Oldcastle Materials. In recognition of his efforts at Ground Zero after the September 11th bombing of the World Trade Center, Mr. Sandbrook was named the Rockland County, New York 2002 Business Leader of the Year, the Dominican College 2002 Man of the Year and the American Red Cross 2003 Man of the Year for Southern New York. Additionally, Mr. Sandbrook was awarded the Lifetime Achievement Award by the New Jersey Concrete and Aggregate Association in 2017. In 2018, Mr. Sandbrook received the William B. Allen Award from the National Ready Mixed Concrete Association in recognition of his lifetime commitment and outstanding leadership to improve the financial health, performance and sustainability of the ready mixed concrete industry. In March 2018, Mr. Sandbrook was inducted into the Pit & Quarry Magazine’s Hall of Fame. In March 2019, he assumed the duties of Chairman of the National Ready-Mix Concrete Association.

Education: Mr. Sandbrook is a 1979 graduate of the U.S. Military Academy at West Point. After receiving his Bachelor of Science, he spent thirteen years in the U.S. Army. Mr. Sandbrook’s service included a four-year tour in Germany in cavalry and engineering units, three years as an Associate Professor in the Department of Mathematics at the U.S. Military Academy at West Point and two years as the Army Program representative to Raytheon. While teaching at West Point, Mr. Sandbrook earned his Professional Engineer’s License (PE) in Industrial Engineering. Mr. Sandbrook earned four Master’s Degrees while in the service. He received an MBA from Wharton, a Master of Science in Systems Engineering from the University of Pennsylvania, a Master in Public Policy from the Naval War College and a Master of Arts in International Relations from Salve Regina University.

Current Company Directorships: In May 2018, Mr. Sandbrook joined the Board of Comfort Systems USA, Inc. (NYSE: FIX) and currently sits on both its Audit and Compensation Committees.

Qualifications: Our Board of Directors concluded that Mr. Sandbrook is well-qualified to serve as one of our directors based on his significant experience in the building materials industry.

Susan M. Ball Age: 56 Director Since: 2018

Business Experience: Since December 2018, Ms. Ball has served as Chief Financial Officer, Executive Vice President and Treasurer of Team, Inc. (NYSE: TISI). Until May 2018, she served as Executive Vice President, Chief Financial Officer and Treasurer of CVR Energy, Inc. (NYSE: CVI), the general partner of CVR Refining, and the general partner of CVR Partners. She previously served as Chief Financial Officer and Treasurer of CVR Energy, Inc. and CVR Partners’ general partner from August 2012 to December 2017. She also previously served as Vice-President, Chief Accounting Officer and Assistant Treasurer of CVR Energy, Inc. and the general partner of CVR Partners from October 2007 to July 2012 and as Vice President, Chief Accounting Officer and Assistant Treasurer for Coffeyville Resources, LLC from May 2006 to September 2007.

In addition, Ms. Ball served as the Chief Financial Officer and Treasurer of CVR Refining’s general partner from September 2012 to December 2017. Ms. Ball has more than 30 years of experience in the accounting industry, with more than 12 years serving clients in the public accounting industry. Prior to joining CVR Energy, Inc., she served as a Tax Managing Director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisitions work on behalf of her clients. Also, Ms. Ball holds a Certified Public Accountant certificate.

Education: Ms. Ball received a Bachelor of Science in Business Administration from Missouri Western State University.

Qualifications: Our Board of Directors concluded that Ms. Ball’s executive experience and strong finance, accounting and tax background qualified her to serve as one of the Company’s directors.

Kurt M. Cellar Age: 50 Director Since: 2010

Business Experience: Since January 2008, Mr. Cellar has been a consultant and board member to companies in a variety of industries as well as a private investor. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C., where he was partner and portfolio manager until his departure.

Education: Mr. Cellar has a B.A. in Economics/Business from the University of California, Los Angeles and a Masters of Business Administration from the Wharton School of Business. Mr. Cellar is a former Chartered Financial Analyst.

Current Company Directorships: Mr. Cellar is currently the Lead Independent Director of American Banknote Corporation where he is also Chairman of its Strategic Committee as well as Chairman of its Audit Committee. Mr. Cellar also currently serves as a director of Six Flags Entertainment (NYSE: SIX) as well as Chairman of its Audit Committee and as a member of its Nominating and Governance Committee.

Past Company Directorships: During the past five years, Mr. Cellar served as a director of Hawaiian Telecom, Inc. and Horizon Lines, Inc.

Qualifications: Our Board of Directors concluded that Mr. Cellar is well-qualified to serve as one of our directors based on his financial expertise and considerable board experience.

Michael D. Lundin Age: 60 Director Since: 2010

Business Experience: In March 2019, Mr. Lundin was named Chairman of the Board of Directors of Tidewater Transportation & Terminals, a multi-commodity transportation and terminal company serving the Pacific Northwest. Since January 2019, Mr. Lundin has served as an operating advisor to Upper Bay Infrastructure Partners, a private investment firm focused on North American infrastructure investments. From June 2008 to July 2018, Mr. Lundin served as the Chairman of North Coast Minerals, a platform for mineral and logistics-related portfolio companies of Resilience Capital Partners, a private equity firm where Mr. Lundin was an Operating Executive and Partner. Previously, Mr. Lundin was the President and Chief Executive Officer of Oglebay Norton Company from December 2003 to 2008, where he also served as the Chief Operations Officer and the President of the Great Lakes Mineral Division. Prior to joining Oglebay Norton, he was the President and Partner of Michigan Limestone Operations for more than 10 years. During the past five years, Mr. Lundin served as a director of Great Lakes Calcium, Rand Logistics and multiple portfolio companies of Resilience Capital Partners.

Education: Mr. Lundin has a BS from the University of Wisconsin-Stout and a Masters in Business Administration from Loyola Marymount University.

Current and Past Company Directorships: Mr. Lundin also serves as the non-executive Chairman of Omni Max International, Inc., Tidewater Transportation and Terminals and iGPS Logistics, Inc. Mr. Lundin has also served as the non-executive Chairman of Rand Logistics, Inc.

Qualifications: Our Board of Directors concluded that Mr. Lundin’s experience as an executive officer in the minerals, logistics, and aggregates sector along with his board service with other public companies and financial expertise makes him well-qualified to serve as one of our directors and as Lead Director of the Board.

Rajan C. Penkar Age: 64 Director Nominee

Business Experience: Since June 2011, Mr. Penkar has served as the President and founder of Supply Chain Advisory Services, LLC, providing supply chain design and optimization services to retailers. From September 2011 to May 2014, Mr. Penkar served as Senior Vice President and President, Supply Chain for Sears Holding Corporation, an integrated retailer. In this position, Mr. Penkar was accountable for all aspects of the supply chain including global sourcing, distribution and fulfillment, global transportation, inventory management, and inside-the-home delivery and installation of appliances and big-ticket merchandise. Mr. Penkar led the acquisition and implementation of advanced cloud-based routing and scheduling technology for the home delivery operation, significantly improving the customer experience and operational performance. Based on these improvements, Mr. Penkar incubated and launched Innovel, a third-party logistics organization for big ticket home delivery for other retailers. From July 1987 to September 2011, Mr. Penkar held various positions of increasing responsibility with United Parcel Service, Inc. (“UPS”), most recently serving as President, UPS Customer Solutions. In this role, Mr. Penkar and his team engaged with UPS customers across all industries and geographies providing supply chain design and optimization services, and a key point of competitive differentiation for UPS. Mr. Penkar had P&L responsibility for UPS Professional Services, a consulting organization, and two UPS software subsidiaries, ConnectShip and iShip, providing cloud and server-based multi-carrier shipping systems for carrier compliant labels, documentation, electronic manifesting, and data analytics. At UPS, Mr. Penkar was a Senior Executive at UPS Supply Chain Solutions, leading substantial growth through acquisition integration and solutions development, building UPS capabilities in third-party logistics, air and ocean freight forwarding, and service parts logistics. Early in his UPS career, Mr. Penkar was a key contributor to the digitization of UPS services, leading the development of the Delivery Information Acquisition Device for delivery data capture, the two-dimensional MaxiCode for high speed automated sortation, and barcode readers for package tracking and visibility. Previously, Mr. Penkar served as a Senior Member - Technical Staff at Unimation, a robotics company, and Electronic Associates, Inc., a developer of power plant simulators.

Education: Mr. Penkar holds a Master of Science in mechanical engineering from Syracuse University, and a BTech in mechanical engineering from the Indian Institute of Technology, Bombay. Mr. Penkar also earned a graduate level certificate in Computer Engineering from the Stevens Institute of Technology. Mr. Penkar is the recipient of 14 patents in robotics, automation, and supply chain processes.

Current Company Directorships: Mr. Penkar serves on the board of TravelCenters of America (Nasdaq:TA) as an independent director and is a member of their audit, compensation, and nomination and governance committees.

Qualifications: Our Board of Directors concluded that Mr. Penkar is well-qualified to serve as one of our directors based on his experience as an executive officer, his financial and technology expertise and his extensive experience in supply chain design and optimization.

Ronnie Pruitt Age: 49 Director Nominee

Business Experience: Mr. Pruitt has served as our President and Chief Operating Officer since April 2019.  From October 2015 until April 2019, Mr. Pruitt served as our Senior Vice President and Chief Operating Officer. From July 2014 to October 2015, Mr. Pruitt served as the Vice President of Cement Sales of Martin Marietta Materials, Inc. (NYSE: MLM), and from January 1995 to July 2014 he was with Texas Industries, Inc. (which was acquired by Martin Marietta in 2014) in various positions, most recently as Vice President of Cement Operations. Mr. Pruitt has served as President of the Board of Directors of Cement Council of Texas and Chairman of the Paving Committee for the Portland Cement Association.

Education: Mr. Pruitt is a 1993 graduate of the University of Texas-Arlington.

Qualifications: Our Board of Directors concluded that Mr. Pruitt is well-qualified to serve as one of our directors based on his significant experience in the building materials industry and as an executive officer of the Company.

Theodore P. Rossi Age: 69 Director Since: 2011

Business Experience: Mr. Rossi has over 45 years of experience in the manufacturing and marketing of hardwood products both domestically and internationally. From 2009 to the present, Mr. Rossi has served as Chairman and Chief Executive Officer of Rossi Group, LLC, a leading manufacturer and exporter of hardwood lumber. From 2006 to 2009, Mr. Rossi served as Chairman and Chief Executive Officer of American Hardwood Industries. Prior to that, he was Chairman and Chief Executive Officer of Rossi American Hardwoods from 1976 to 2005. Mr. Rossi served as President and is currently on the Board of Directors of the National Hardwood Lumber Association. He is the former Chairman of the American Hardwood Export Council and has been a member of its Board of Directors since 1988. Mr. Rossi previously served as the President and Chairman of the Hardwood Federation and currently serves as a member of its Executive Committee. Additionally, Mr. Rossi serves on the board of C.F. Furniture Group. Mr. Rossi is the past Chairman of the Mt. St. John Foundation and a former member of the Board of Trustees of the University of Connecticut.

Qualifications: Based on Mr. Rossi’s extensive experience in the building material products sector and extensive international experience, our Board of Directors concluded that he is well-qualified to serve as one of our directors.

Colin M. Sutherland Age: 64 Director Since: 2010

Business Experience: Mr. Sutherland is currently President of SC Market Analytics LLC, a firm offering market forecasting, decision support and strategic consulting services to clients in the North American concrete, aggregates and cement sector. From May 2012 to October 2013, he was Vice President Commercial Strategy for Votorantim Cement North America, a leading producer of cement, aggregates and ready-mixed concrete in the Great Lakes region and also served on the Board of Directors and Audit Committee of Pond Technologies Inc. From April 2011 to May 2012, he was Vice President Corporate Development of The Waterford Group, a privately-held company based in Ontario that operates in the aggregates, ready-mixed concrete and industrial services sectors. From July 2010 to March 2011, he served as Special Corporate Development Advisor to the Chief Executive Officer of Armtec Infrastructure Inc., one of North America’s largest producers of pre-cast and pre-stressed concrete components and structures. Previously Mr. Sutherland served as the Executive Vice President of Catawba Resources Inc. from March 2007 to April 2010, and as the Vice President of Business Development, Integration & Strategy at Holcim (US) Inc. from August 2003 to February 2007. From October 2001 to July 2003, he served as the Paris-based Vice President, Cementitious Materials with Lafarge S.A. following a period as Group Integration Director for Blue Circle Industries PLC. Prior to that, he held the position of Director of Corporate Development for Blue Circle North America from September 1995 to January 2001.

Education: Mr. Sutherland holds a Bachelor of Commerce degree from Queen’s University. He has also pursued graduate studies at the Wharton School of Business and lectured in Finance at Concordia University, Montreal in 1986-87.

Qualifications: Based on Mr. Sutherland’s over 31 years of experience devising and implementing growth strategies for leading global players in the concrete, aggregates and cement sector, combined with his deep knowledge of business valuation, postmerger integration and the Company’s geographic markets, our Board of Directors concluded that he is well-qualified to serve as one of the Company’s directors.

The Board of Directors recommends that you vote “FOR” the election of each of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS

Our Board currently consists of seven directors. A majority of our Board constitutes a quorum for meetings of the Board of Directors. The convening of a special meeting is subject to advance written notice to all directors.

Tenure	Independent

Director Independence

Our Board has determined that six of our current directors, Ms. Ball, and Messrs. Cellar, Lundin, Rayner, Rossi and Sutherland are “independent directors” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market and that no independent director has a material relationship with the Company that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director. There were no transactions, relationships or arrangements that were considered by our Board in determining the independence of such directors. Accordingly, the majority of the Board is currently and, if all the director nominees are elected, will be comprised of independent directors.

Board Committee and Meetings

Our Board met eight times during 2019. Our Board currently has standing audit, compensation and nominating and corporate governance committees. Committee designations are generally made by our Board following the election of directors at each annual meeting of stockholders, upon the formation of a new committee or upon the addition or resignation of directors between annual meetings, if needed.

During 2019, each of our directors attended at least 75% of the meetings of the Board and any committee of the Board on which such director served. Members of the Board are expected to use all reasonable efforts to attend each meeting of the Board and to attend the Company’s annual meeting of stockholders. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the chairperson of the appropriate Board committee in advance of such meeting. The Chairman of the Board or his designee may also request that members of management or other advisors attend all or any portion(s) of the meetings of the Board. Each of our directors attended our 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), except Ms. Ball who could not attend due to a scheduling conflict.

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William J. Sandbrook	C
Susan M. Ball	●	●
Kurt M. Cellar	●			C
Michael D. Lundin	●	C		●
Robert M. Rayner	●		●	●
Theodore P. Rossi	●		C
Colin M. Sutherland	●	●	●
Number of 2019 Meetings	8	5	5	5

C Chairperson

Audit Committee

The Audit Committee met five times during 2019. From January 1, 2019 to December 31, 2019, the Audit Committee consisted of Messrs. Lundin (Chairman) and Sutherland and Ms. Ball. The Audit Committee is governed by a charter adopted by our Board, a copy of which is available on our website at www.us-concrete.com under Investor Relations—Corporate Governance. The Board has determined that each member of the Audit Committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market. The Board has also determined that Mr. Lundin is an “audit committee financial expert,” as defined in the applicable rules of the SEC.

The Audit Committee assists our Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements, accounting, auditing and financial reporting processes and internal control systems;
•	the qualifications, independence and performance of our independent registered public accounting firm;
•	the performance of our internal audit function;
•	our compliance with legal and regulatory requirements;

•	certain aspects of our compliance and ethics program relating to financial matters, books and records and accounting as required by applicable statutes, rules and regulations; and
•	the assessment of the major financial risks facing us.

The Audit Committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal auditors and outside firms providing internal audit services.

Our management is responsible for preparing our financial statements and for our internal controls, and our independent registered public accounting firm is responsible for auditing those financial statements and the related audit of internal control over financial reporting. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. The following functions are among the key duties and responsibilities of the Audit Committee:

•

reviewing and discussing with management and our independent registered public accounting firm our annual audited and interim unaudited financial statements and related disclosures included in our quarterly earnings releases and periodic reports filed with the SEC;

•	recommending to the Board whether our audited financial statements should be included in our Annual Report on Form 10-K for that year;
•

reviewing and discussing the scope and results of the independent registered public accounting firm’s annual audit and quarterly reviews of our financial statements, and any other matters required to be communicated to the Audit Committee by the independent registered public accounting firm;

•

reviewing and discussing with management, our senior internal audit executive, outside firms providing internal audit services and our independent registered public accounting firm the adequacy and effectiveness of our disclosure controls and procedures, our internal controls and procedures for financial reporting and our risk assessment and risk management policies (including those related to significant business risk exposures such as data privacy and network security);

•	the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including overseeing their independence;
•	reviewing and pre-approving all audit, review or attest services and permitted non-audit services that may be performed by our independent registered public accounting firm;
•

establishing and maintaining guidelines relating to our hiring of employees and former employees of our independent registered public accounting firm, which guidelines shall meet the requirements of applicable law and listing standards;

•	reviewing and assessing, on an annual basis, the adequacy of the Audit Committee’s charter, and recommending revisions to the Board;
•

reviewing the appointment of our senior internal audit executive, and reviewing and discussing with that individual, and any outside firms providing internal audit services, the scope and staffing of our internal audits, including any difficulties encountered by the internal audit function and any restrictions on scope of its work or access to required information, and reviewing all significant internal audit reports and management’s responses;

•	confirming the regular rotation of the audit partners with our independent auditor, as required by applicable law, and considering whether there should be regular rotation of our auditors;
•	preparing an annual Audit Committee report for inclusion in our proxy statement;
•

reviewing legal and regulatory matters that may have a material impact on our financial statements and reviewing our compliance policies and procedures, including meeting annually with the General Counsel regarding the implementation and effectiveness of our compliance programs;

•

reviewing the Company’s significant financing transactions and related documentation that may have a material impact on the Company’s ability to borrow to ensure the Company is able to finance its ongoing as well as future operations, and evaluating whether to recommend to the Board to approve or ratify any such financing transaction;

•	considering all of the relevant facts and circumstances available for related party transactions submitted to the Audit Committee in accordance with our policy regarding related party transactions;
•

establishing and maintaining procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters for the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls and auditing matters;

•

reviewing and discussing all critical accounting policies and practices to be used, all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management;

•	reviewing and recommending to the Board director and officer indemnification and insurance policies and procedures;
•	evaluating its performance on an annual basis and periodically reviewing the criteria for such evaluation; and
•	performing such other functions the Audit Committee or the Board deems necessary or appropriate under applicable law, including those set forth in our Corporate Governance Guidelines.

The Audit Committee meets separately with our internal auditors and the independent registered public accounting firm to provide an open avenue of communication.

For additional information regarding the Audit Committee see “Risk Oversight” and “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee met five times during 2019. From January 1, 2019 to December 31, 2019, the Compensation Committee consisted of Messrs. Rossi (Chairman), Rayner and Sutherland. Each member of the Compensation Committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market. The Compensation Committee is governed by a charter adopted by our Board, a copy of which is available on our website at www.us-concrete.com under Investor Relations —Corporate Governance.

There are three primary responsibilities of our Compensation Committee: (1) to discharge the Board’s responsibilities relating to compensation of our executives and directors; (2) to oversee the adoption of policies that govern our compensation programs, including stock and incentive plans; and (3) to produce the Compensation Discussion and Analysis for our annual meeting proxy statement. The Compensation Committee operates under a written charter adopted by our Board. Pursuant to the charter, the Compensation Committee has the resources necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants as it deems necessary. The following are the key functions of the Compensation Committee, any of which may be delegated to one or more subcommittees, as the Compensation Committee may deem necessary or appropriate:

•

review and approve annually the corporate goals and objectives relevant to the compensation of our executive officers, evaluate the performance of our executive officers in light of those goals and set the compensation levels of our executive officers based on the Compensation Committee’s evaluation;

•

review the competitiveness of our compensation programs for executive officers to (1) attract and retain executive officers, (2) motivate our executive officers to achieve our business objectives, and (3) align the interests of our executive officers and key employees with the long-term interests of our stockholders;

•	review trends in management compensation, oversee the development of new compensation plans and, when necessary, revise existing plans;
•

periodically review the compensation paid to non-employee directors through annual retainers and any other cash or equity components of compensation and perquisites, and make recommendations to the Board for any adjustments;

•

review and approve the employment agreements, salaries, bonuses, equity or equity-based awards and severance, termination, indemnification and change in control agreements for all our executive officers;

•	review and approve compensation packages for new executive officers and termination packages for executive officers as may be suggested by management or the Board;
•	review and approve our policies and procedures with respect to expense accounts and perquisites for our executive officers;
•	review and discuss with the Board and our executive officers plans for executive officer development and corporate succession plans for the Chief Executive Officer and other executive officers;
•	review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans;
•	oversee our employee benefit plans;
•	review periodic reports from management on matters relating to personnel appointments and practices;
•	review and discuss with management our Compensation Discussion and Analysis for our annual meeting proxy statement in compliance with applicable SEC rules and regulations;
•

review and assess the Company’s policies and practices for compensating its employees, including its executive officers, as they relate to risk management practices, risk-taking incentives and identified major risk exposures to the Company;

•

make recommendations concerning policies to mitigate risks arising from compensation policies and practices, including policies providing for the recovery of incentive or equity-based compensation and limiting hedging activities related to Company stock;

•

review and make recommendations regarding the Company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other compensation plans, and engagement with proxy advisory firms;

•	retain and terminate any advisors to assist it in performing its duties, including the authority to approve fees and the other terms and conditions of the advisors’ retention; and
•	annually evaluate the Compensation Committee’s performance and charter.

For additional information regarding the Compensation Committee, see “Risk Oversight,” “Compensation Committee Interlocks and Insider Participation” and “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times in 2019. From January 1, 2019 to December 31, 2019, the Nominating and Corporate Governance Committee consisted of Messrs. Cellar (Chairman), Lundin and Rayner. Each member of the Nominating and Corporate Governance Committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market. The Nominating and Corporate Governance Committee is governed by a charter adopted by our Board, a copy of which is available on our website at www.us-concrete.com under Investor Relations —Corporate Governance.

The Nominating and Corporate Governance Committee is responsible for the duties and functions related to corporate governance matters including ensuring that we operate in accordance with our Corporate Governance Guidelines, leading the Board in its annual assessment of the performance of the Board, its committees and each of the directors and reviewing, evaluating and recommending changes to our Corporate Governance Guidelines.

The following functions are among the key duties and responsibilities of the Nominating and Corporate Governance Committee:

•	review and make recommendations regarding the size, composition and organization of the Board;
•	develop and recommend to the Board specific criteria for the selection of directors;
•

with respect to director nominees, (i) identify individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) review the qualifications of any such person submitted to be considered as a member of the Board by any stockholder or otherwise, and (iii) select the director nominees for the next annual meeting of stockholders or to fill vacancies on the Board;

•	develop and periodically reassess policies and procedures with respect to the consideration of any director candidate recommended by stockholders or otherwise;
•	review and make recommendations to the Board with respect to the size, composition and organization of the committees of the Board (other than the Nominating and Corporate Governance Committee);
•	recommend procedures for the efficient functioning of the Board;
•

assist the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence, as provided under applicable requirements and listing standards;

•	oversee the Board’s annual self-evaluation process and report annually to the Board with an assessment of the Board’s performance;
•	develop and maintain the orientation program for new directors and continuing education programs for directors;
•	review and discuss as appropriate with management the Company’s public disclosures and its disclosures to stock exchanges relating to independence, governance and director nomination matters, including in the Company’s proxy statement;
•	review and assess the adequacy of its charter annually and recommend to the Board any changes deemed appropriate; and
•	review its own performance annually.

In carrying out its function to evaluate nominees for election to the Board, the Nominating and Corporate Governance Committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board at that time. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to nominate a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee has no stated specific minimum qualifications that must be met by a candidate for a position on our Board. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of the applicable Nasdaq listing standards. Although the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee gives due consideration to diversity in business experience, professional expertise, gender and nationality among the Board members because different points of view based on a variety of experiences contributes to effective decision making. In considering candidates, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

The Nominating and Corporate Governance Committee’s methods for identifying candidates for election to the Board (other than those proposed by the Company’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including members of the Board, our executives, individuals personally known to the members of the Board, our stockholders, and other research. The Nominating and Corporate Governance Committee also may select and compensate a third-party search firm to help identify potential candidates, if it deems it advisable to do so.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to the Nominating and Corporate Governance Committee in care of Corporate Secretary, U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039. Any stockholder wishing to nominate a person for election to the Board must comply with the advance notice deadline and submission process for stockholder proposals contained in our bylaws.

The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Board or by a stockholder, and will evaluate each of them on the same basis.

As a part of its ongoing efforts, the Nominating and Governance Committee intends to continue to seek potential director nominees from a candidate pool that includes women and individuals from minority groups.

Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee was comprised of Messrs. Rossi, Rayner, Sutherland. No member of the Compensation Committee has been an officer or employee of U.S. Concrete or any of its subsidiaries. During 2019, no member of the Compensation Committee had any material interest in a transaction involving the Company (except for the director compensation arrangements described below) or a material business relationship with, or any indebtedness to, the Company. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2019.

Communication with Board of Directors

Stockholders and other interested persons may communicate with our Board by sending their communication to U.S. Concrete, Inc. Board of Directors, c/o Corporate Secretary, 331 N. Main Street, Euless, Texas 76039. All such communications received by our Corporate Secretary will be delivered to the Chairman of the Board.

Company Leadership Structure

The Board of Directors is currently led by our Chairman, William J. Sandbrook, who is our Chief Executive Officer. Michael D. Lundin is our Lead Independent Director. In the absence of the Chairman, the Lead Independent Director serves as chairman of the meeting. Non-management directors meet frequently in executive session without management before or following Board meetings. All members of the Board are elected annually.

Under our Board’s current leadership structure, we have an executive Chairman and a Lead Independent Director. Our Lead Independent Director is empowered with robust, well-defined duties. Our Board is composed of experienced and committed independent directors (with all non-management nominees being independent), and our Board committees have objective, experienced chairs and members. Our Board believes that these factors, taken together, provide for objective, independent Board leadership, and effective engagement with and oversight of management.

Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the objective, independent oversight of management as central to effective Board governance, to serving the best interests of our Company and our stockholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our Company’s governing documents, our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board believes that its optimal leadership structure may change over time to reflect our Company’s evolving needs, strategy and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders. Our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our Company and our Board.

At least annually, our Board, in coordination with our Nominating and Corporate Governance Committee, deliberates on and discusses the appropriate Board leadership structure, including the considerations described above. Based on that assessment and on input from stockholders, for 2019 our Board believed that our current structure, with Mr. Sandbrook as executive Chairman and Mr. Lundin as Lead Independent Director, was the optimal leadership framework. We and our stockholders benefit from an executive Chairman with deep experience in and knowledge of our industry, our Company, and its businesses, and a strong Lead Independent Director with robust, well-defined duties. Our Lead Independent Director, together with the other independent directors, instills objective independent Board leadership, and effectively engages and oversees management.

The Board believes in having a Lead Independent Director who is empowered with robust, well-defined duties. The Lead Independent Director is joined by experienced, independent Board members and a Chairman who, as Chief Executive Officer, serves as the primary voice to articulate our strategy of long-term responsible growth. The independent directors provide objective oversight of management, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our Company and our stockholders by creating long-term value.

Risk Oversight

The Board of Directors provides oversight with respect to the Company’s risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate material risks to the Company, including strategic, operational, compliance, data security, financial and compensatory risks. The Board administers this oversight function at the Board level, and through the Audit Committee and the Compensation Committee. The entire Board oversees the strategic, operational and compliance risks. The Audit Committee focuses on financial risks, including reviewing with management, the Company’s internal auditors and the Company’s independent auditors, the Company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls, and the steps management has taken to monitor and control financial risk exposures. The Audit Committee also oversees the Company’s data privacy and network security risks and strategy. The Compensation Committee considers risks presented by the Company’s compensation policies and practices, as well as those related to succession and management development. The Audit Committee and Compensation Committee each report directly to our Board.

Code of Ethics

Pursuant to our Code of Ethics and Business Conduct, all employees (including our Named Executive Officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of the Company, are required to disclose such matters to our Chief Executive Officer or General Counsel prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. Our Board members are also responsible for complying with our Code of Ethics and Business Conduct, which is in writing and is available on our website at www.us-concrete.com under Investor Relations — Corporate Governance. You may also obtain a written copy by making a request to our Corporate Secretary by mail at U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039 or by phone by calling (817) 835-4105. In the event that we amend or waive any of the provisions of the Code of Ethics and Business Conduct applicable to our principal executive, financial and accounting officers, we intend to disclose that action on our website, as required by applicable law.

REPORT OF THE AUDIT COMMITTEE

The following report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Oversight Function

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to the integrity of the Company’s financial statements, the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, audit of the Company’s financial statements, and performance of the Company’s internal audit function and the Company’s independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

Management of the Company has the responsibility for the presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the Company’s consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.

As discussed above, the Audit Committee is responsible for monitoring and reviewing the Company’s financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Approval of 2019 Financial Statements

During the first quarter of 2020, the Audit Committee reviewed and discussed with management U.S. Concrete’s audited financial statements as of and for the year ended December 31, 2019. In addition, the Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 1301 (Communications with Audit Committees) adopted by the Public Company Accounting Oversight Board. The Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and discussed with that firm its independence from U.S. Concrete. In addition, the Audit Committee concluded that Ernst & Young LLP’s provision of services that are not related to the audit of U.S. Concrete’s financial statements was compatible with that firm’s independence from U.S. Concrete.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

The Audit Committee:

Michael D. Lundin, Chairman

Susan M. Ball

Colin M. Sutherland

DIRECTOR COMPENSATION

Director Retainers and Meeting Fees

During 2019, we paid our non-employee directors the following annual retainers quarterly in advance. Non-employee directors do not receive per meeting fees.

•	an annual retainer of $25,000 to the Lead Director of the Board;
•	an annual retainer of $100,000 to each non-employee member of the Board;
•	an annual retainer of $15,000 for the Chairman of the Audit Committee;
•	an annual retainer of $15,000 for the Chairman of the Compensation Committee;
•	an annual retainer of $15,000 for the Chairman of the Nominating and Corporate Governance Committee; and
•	an annual retainer of $5,000 for each member (non-chair) of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Director Equity Compensation

We generally grant annual equity awards to non-employee directors in October as part of their remuneration for services to us. In 2019, each non-employee director (other than the Chairman of the Board) received a grant of restricted stock units (“RSUs”) with a grant date fair value of approximately $125,000. As a result, on October 1, 2019, we granted 2,441 RSUs to each of Messrs. Cellar, Lundin, Rayner, Rossi and Sutherland and Ms. Ball. The number of shares granted was based on the closing price of our common stock on the Nasdaq stock market on October 1, 2019. The awards vest in four installments of 25% each on January 1, 2020, April 1, 2020, July 1, 2020, and October 1, 2020, provided the award recipient remains a member of the Board through the applicable vesting dates.

Director Stock Ownership Guidelines

In 2016, our Board of Directors adopted stock ownership guidelines that apply to our non-employee directors. Subject to transition periods and other provisions, the guidelines generally require that each non-employee director beneficially hold shares of our stock with a value at least equal to three times the annual cash retainer paid to non-employee directors. All non-employee directors were in compliance with the guidelines as of December 31, 2019, subject to transition periods. We also have stock ownership guidelines for our executive officers under Section 16, including each of our Named Executive Officers, as further described in “Compensation Discussion and Analysis —Stock Ownership Guidelines.”

Other Director Compensation

We do not pay any additional compensation to our employees for serving as directors. We reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and committee meetings or otherwise in their capacity as directors.

The table below summarizes the compensation we paid to our non-employee directors during the year ended December 31, 2019.

2019 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	RSU Awards ($)(2)(3)	RSU Awards Grant Date	Total ($)
Susan M. Ball
	105,000	125,003	10/1/2019	230,003
Kurt M. Cellar
	115,000	125,003	10/1/2019	240,003
Michael D. Lundin
	145,000	125,003	10/1/2019	270,003
Robert M. Rayner
	110,000	125,003	10/1/2019	235,003
Theodore P. Rossi
	115,000	125,003	10/1/2019	240,003
Colin M. Sutherland
	110,000	125,003	10/1/2019	235,003

1.

Mr. Sandbrook was a director and Named Executive Officer during 2019. Mr. Sandbrook did not receive any additional compensation for service as a director. Information about his compensation is listed in the 2019, 2018 and 2017 Summary Compensation Table below.

2.

The amounts represent the aggregate grant date fair value of RSUs computed in accordance with ASC 718. The aggregate grant date fair value of RSUs was equal to the number of RSUs granted multiplied by the closing price of our common stock on the Nasdaq stock market on October 1, 2019, which was $51.21 per share.

3.	The chart below shows the aggregate number of outstanding RSU awards held by each non-employee director as of December 31, 2019.

Director	Number of Shares of Common Stock Subject to Outstanding RSU Awards
Ball	2,441
Cellar	2,441
Lundin	2,441
Rayner	2,441
Rossi	2,441
Sutherland	2,441

EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 15, 2020. Mr. Sandbrook and Mr. Pruitt are each nominees to serve as a member of our Board of Directors, and their biographies are set forth above under the heading “Proposal No. 1 Election of Directors.”

Name	Age	Position(s) held
William J. Sandbrook	62	Chairman and Chief Executive Officer
Herb Burton	44	Regional Vice President and General Manager — U.S. Concrete — West
Gibson T. Dawson	54	Vice President, Corporate Controller and Chief Accounting Officer
Scott Dryden	44	Regional Vice President and General Manager — Polaris Materials
Matthew Emmert	45	Regional Vice President and General Manager — U.S. Concrete – East
Paul M. Jolas	55	Senior Vice President, General Counsel and Corporate Secretary
John E. Kunz	55	Senior Vice President and Chief Financial Officer
Mark B. Peabody	62	Vice President — Human Resources
Ronnie Pruitt	49	President and Chief Operating Officer
Jeffrey W. Roberts	53	Regional Vice President and General Manager — U.S. Concrete — Central

Herb Burton has served as the Vice President and General Manager for U.S. Concrete’s West Region since March 2017 with responsibility for five business units: Central Concrete Supply Co., NorCal Materials; Right Away Redy Mix; Rock Transport and Westside Concrete Materials. From 2015 to March 2017, Mr. Burton served as Vice President of Operations and Sustainability for Central Concrete and Right Away Redy Mix, responsible for the management of 16 ready-mix plants, fleet and plant maintenance, safety, environmental management, customer service, inside sales and purchasing. Prior to that, from 2011 to 2015, he served as Director of Project Management for Central Concrete. From 1999 to 2011, Mr. Burton held various positions for Central Concrete, including Project Manager, Sales Manager and Plant Manager. He started his career working in various operational positions including mixer driver, batch operator and dispatcher. Mr. Burton holds the position of Secretary on the executive board of Calcima and is Chair of the NRMCA sustainability task group. In June 2011, Mr. Burton filed a petition for personal bankruptcy under Chapter 7 of the federal bankruptcy laws, which was subsequently discharged in September 2011.

Gibson T. Dawson has served as Vice President, Corporate Controller and Chief Accounting Officer since February 2019. Mr. Dawson joined the Company in August 2017 as Corporate Controller. From May 2007 to August 2017, Mr. Dawson served as Vice President, Corporate Controller for PFSweb, Inc., a global commerce services company. Prior to assuming such role, Mr. Dawson served as Director, Corporate Controller for PFSweb from 1999 to 2007. From 1996 to 1998, Mr. Dawson was Controller for Independent National Distributors, Inc. Prior to that, Mr. Dawson spent almost nine years with the international public accounting firm of KPMG where he rose to the position of senior manager in the assurance practice. Mr. Dawson received his B.B.A. in Accounting from Baylor University and is a Certified Public Accountant.

Scott Dryden joined Polaris in August 2014 as Vice President of Business Development and was appointed Vice President, Operations in October 2015. In February of 2018, following our acquisition of Polaris, he was appointed Regional Vice President & General Manager, assuming overall oversight leadership responsibility for Polaris and its subsidiaries. Mr. Dryden has held various management positions in logistics, customer service and business development in the marine and bulk materials handling industries. He was Director, Marketing and Customer Service; and later Managing Director, Eastern and Offshore Division for Northern Transportation Company Ltd., a substantial First Nations-controlled maritime transportation company serving Oil & Gas and Mining Industries in the Canadian Arctic and Eastern Coast. Prior to this, he was the Manager of Customer Service and West Coast Operations for CSL International Inc., Polaris’ exclusive shipping contractor. Mr. Dryden attended the University of Victoria and holds an M.B.A. (with a specialization in Leadership) from Royal Roads University.

Matthew Emmert has served as the Vice President and General Manager of U.S. Concrete’s East Region since February 2019, responsible for four business units: Eastern Concrete Materials in New Jersey and Philadelphia; Ferrara West in New Jersey; U.S. Concrete New York and Superior Concrete Materials in Washington D.C. and Northern Virginia. From

May 2016 to February 2019, Mr. Emmert served as Vice President and General Manager of the Company’s New Jersey and Philadelphia operations. Mr. Emmert first joined U.S. Concrete as Operations Manager in December 2015, overseeing the Company’s New Jersey operations. Prior to joining the Company, from March 2005 to November 2015, he served as General Manager at Ralph Clayton & Sons, overseeing 10 ready-mixed concrete facilities, three masonry block plants and a concrete recycling facility.  Mr. Emmert also held various other concrete operation related jobs with Ralph Clayton & Sons from September 1999 to February 2005. Prior to joining the concrete industry, Mr. Emmert worked for Millington Quarry, Inc. from 1997 to 1999.

Paul M. Jolas has served as Senior Vice President, General Counsel and Corporate Secretary of U.S. Concrete, Inc. since February 2016. From August 2013 until February 2016, Mr. Jolas served as our Vice President, General Counsel and Corporate Secretary. Prior to joining U.S. Concrete, Inc., Mr. Jolas served as Executive Vice President, Chief Legal Officer and Corporate Secretary for Regency Energy Partners LP (NYSE: RGP) commencing in September 2009. Mr. Jolas has more than 30 years of legal experience, including extensive experience with corporate, securities, corporate governance, mergers and acquisitions, finance and transactional matters. Prior to joining Regency, he served in various legal roles at Dallas-based Trinity Industries, Inc. (NYSE: TRN) from June 2006 through September 2009, most recently as Vice President, Deputy General Counsel and Corporate Secretary. Prior to his work at Trinity, he served as Senior Regional Counsel for the Texas division of KB Home (NYSE: KBH) from 2004 to 2006; from 1996 to 2004, he served as General Counsel, Executive Vice President and Corporate Secretary for Radiologix, Inc. (AMEX: RGX); and from 1989 to 1996, as a member of the corporate securities group for Haynes and Boone, LLP. Mr. Jolas received his Bachelor of Arts degree in Economics from Northwestern University and a Juris Doctor degree from Duke University School of Law.

John E. Kunz has served as our Senior Vice President and Chief Financial Officer since October of 2017. From March 2015 to September 2017, Mr. Kunz served as Vice President-Controller & Principal Accounting Officer for Tenneco Inc. (“Tenneco”), an automotive parts company listed on the New York Stock Exchange. Prior to assuming such role, Mr. Kunz served as Vice President-Treasurer and Tax/President-Finance Subsidiaries for Tenneco, from 2006 to 2015, and Vice President and Treasurer for Tenneco, from 2004 to 2006. From 1999 to 2004, Mr. Kunz worked at Great Lakes Chemical Corporation (“Great Lakes”), where he rose through positions of increasing responsibility to become Vice President and Treasurer. Prior to joining Great Lakes in 1999, Mr. Kunz was director of corporate development at Weirton Steel Corporation, where he also held prior positions in capital planning, business development and financial analysis. Prior to that, Mr. Kunz spent four years with the international public accounting firm of KPMG. Since March 2011, Mr. Kunz has served as a director of Wabash National Corporation. Mr. Kunz received his B.B.A. from the University of Notre Dame and a Master of Management from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mark B. Peabody has served as our Vice President — Human Resources since May 2012. Prior to joining the Company in 2012, Mr. Peabody served as Vice President of Human Resources and Risk Management for Mario Sinacola & Sons Excavating, Inc. since 2008. From 2006 through 2008, Mr. Peabody served as Senior Vice President, Corporate Human Resources for Hanson Building Materials North America, and from 2001 through 2006, he served as Chief Counsel, Labor & Employment for Hanson. From 1994 through 2001, Mr. Peabody served as Associate General Counsel and Senior Labor Attorney for PECO Energy Company. From 1992 through 1994, he served as an attorney for Reed Smith LLP. From 1987 through 1991, Mr. Peabody served in the United States Air Force Judge Advocate General’s Corp. He recently retired from the Air Force Reserve as a Lt. Colonel after serving for 25 years. Mr. Peabody received his Bachelor of Arts degree in Business from Rollins College and a Juris Doctor degree from The University of Pittsburgh School of Law. Mr. Peabody later earned his Master of Laws (LL.M.) degree in Labor Law from the Georgetown University Law Center.

 Jeffrey W. Roberts has served as our Vice President and General Manager – Central Region since February 2019. From 2006 to February 2019, Mr. Roberts served as the Vice President and General Manager – Ingram Concrete, LLC, or Ingram. Mr. Roberts is a 1989 graduate of Oklahoma State University receiving a Bachelor of Business Administration Degree in Management/ Marketing and minor field of study in Statistics. From 1994 through 2006, Mr. Roberts held various positions for Ingram, including Vice President of Sales and Operations from 2003 through 2006, Sales and Operations Manager from 1997 through 2003, and Quality Control Manager from 1994 through 1997. From 1993 to 1994, he served as the Quality Control Manager for Campbell Concrete. From 1990 to 1993, Mr. Roberts served as Technical Sales Representative for Cormix Construction Chemicals (formerly Gifford Hill Chemical), with sales responsibility in southeast Texas. From 1989 to 1990, he served as Sales Representative and Quality Control Assistant for Gifford-Hill Concrete in Ft. Worth, Texas.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”). For 2019, the following individuals constituted our “Named Executive Officers”. The titles shown below were their titles as of December 31, 2019:

William J. Sandbrook	Chairman and Chief Executive Officer
John E. Kunz	Senior Vice President and Chief Financial Officer
Ronnie Pruitt	President and Chief Operating Officer
Paul M. Jolas	Senior Vice President, General Counsel and Corporate Secretary
Niel L. Poulsen[1]	Former Executive Vice President — Southeast Division
Jeffrey W. Roberts	Regional Vice President and General Manager – U.S. Concrete Central

1.	Mr. Poulsen’s employment terminated on April 30, 2019.

OUR 2019 PERFORMANCE

Our 2019 consolidated revenues declined 1.8% year-over-year, primarily due to lower sales of ready-mixed concrete and the impact from our 2018 divestiture of our Dallas-Fort Worth area lime operations, which provided $7.4 million of revenue in 2018, partially offset by higher sales of aggregate products. Consolidated revenues were $1.5 billion for 2019, and we generated net income of $16.3 million. In 2019, we reported Total Adjusted EBITDA of $184.1 million, and our diluted earnings per share were $0.91.

SUMMARY OF COMPENSATION PROGRAM AND ELEMENTS

OUR COMPENSATION-SETTING PROCESS

•	Reports on officers’ and key employees’ compensation
•	Financial reports on year-to-date performance versus budget and prior year performance
•	Calculations and reports on levels of achievement of individual and corporate annual performance objectives
•	Information regarding compensation levels at peer groups of companies
•	Management’s proposals for salary, bonus and long-term incentive compensation

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND POLICIES

•	Competitiveness
•	Support Business Objectives, Strategy and Values
•	Pay-for-Performance
•	Emphasize Stock Ownership
•	Individual Performance
•	Integrated Approach

THE ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

•	Annual Base Salaries
•	Annual Cash Bonuses
•	Long-Term Equity Incentives
•	Non-Qualified Deferred Compensation Plan
•	Matching Contributions under our 401(k) Plan
•	Health and Welfare Benefits
•	Severance Benefits

POST-EMPLOYMENT ARRANGEMENTS FOR OUR NAMED EXECUTIVE OFFICERS

Certain executive officers, including each of our NEOs, entered into executive severance agreements with the Company. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable executive’s employment under various scenarios.

The Compensation-Setting Process

Overview

Our executive compensation program is administered by our Compensation Committee (“Compensation Committee” or “Committee”). The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders. The Committee is supported by our Vice President — Human Resources in the design, review and administration of our executive compensation programs and receives the input of our Chief Executive Officer regarding the compensation of our executive officers, other than himself. The Committee has engaged a third party compensation consulting firm, Willis Towers Watson, a nationally recognized executive compensation consulting firm, to advise on executive officer compensation, evaluate Company practices in relation to other companies, and provide associated recommendations.

The Compensation Committee meets as often as it determines is necessary to perform its duties and responsibilities related to (i) compensation of the Company’s executives and other key employees, (ii) the fees and retainers paid to non-management directors of the Company, and (iii) the Company’s employee benefit plans and practices. The Committee typically meets three to four times a year with our Chief Executive Officer, Vice President — Human Resources, and General Counsel, and when appropriate and as needed, outside compensation consultants. The Committee also meets as needed in executive sessions without management, including at least annually, to evaluate the performance of our Chief Executive Officer, to determine his bonus for the prior calendar year, to set his base salary for the then-current calendar year, and to consider and approve any grants to him of equity incentive compensation.

The Committee works with management to establish the agenda for each meeting and typically receives and reviews materials in advance of each meeting. These materials include information that our management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, this information may include:

•	reports on officers’ and key employees’ compensation;
•	financial reports on year-to-date performance versus budget and prior year performance;
•	calculations and reports on levels of achievement of individual and corporate annual performance objectives;
•	information regarding compensation levels at peer groups of companies; and
•	management’s proposals for salary, bonus and long-term incentive compensation, other than for the Chief Executive Officer.

Management’s Role in the Compensation-Setting Process

Our management, especially our Chief Executive Officer and Vice President — Human Resources, plays a key role in the compensation-setting process for the executive officers, except with respect to the compensation of the Chief Executive Officer. The most significant aspects of management’s role are:

•	recommending salary adjustments and equity compensation awards;
•	recommending strategic objectives and business performance targets for approval by the Compensation Committee in connection with the annual incentive compensation plan; and
•	evaluating employee performance.

At the Committee’s request, our Chief Executive Officer participates in Committee meetings to provide:

•	information regarding our strategic objectives;
•	his evaluations of the performance of all executive officers; and
•	compensation recommendations as to all executive officers (excluding himself).

The Chief Executive Officer considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. While the Committee considers the recommendation of our Chief Executive Officer, the Committee has the ultimate authority in making compensation decisions for the executive officers. The Committee reviews the performance and establishes appropriate compensation for the Chief Executive Officer in executive session without the Chief Executive Officer present.

The Compensation Committee has designated our Chief Executive Officer, Chief Financial Officer and Vice President — Human Resources, collectively, as the “Administrator” of our short-term incentive plan, which is our annual cash bonus plan. The Compensation Committee chose those individuals because of their access to financial information and individual performance criteria necessary to administer the plan. The Administrator has the authority to interpret the plan, to interpolate performance levels and award payouts outside of or between the designated benchmarks, as well as take all steps and make all determinations in connection with the short-term incentive plan and bonus payouts as it deems necessary. All incentive award payouts must ultimately be approved by the Committee.

Executive Compensation Philosophy and Policies

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, motivate, retain and reward key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.

Our compensation philosophy is to provide competitive market compensation opportunities with an emphasis on performance-based variable pay. This “pay-for-performance” approach is reflected in the compensation package of all executive officers.

Our primary external market reference point for our market analysis is the 50th percentile. Our Compensation Committee uses the 50th percentile because it believes that is the appropriate level to attract and retain executive talent. Coupled with the opportunity to earn higher amounts commensurate with performance, the Committee believes high performing executives are given appropriate incentives and rewards for performance that result in improved stockholder value.

It is important to note that the external competitive market data serves as just one point of reference for the Committee. The total compensation packages for executives may vary materially from the benchmark data based on several factors, including individual performance, Company and business unit performance, tenure at the Company, retention needs, experience, strategic impact, and internal pay equity.

All components of compensation for executive officers and key management are reviewed annually to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•

Competitiveness — Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. In 2019, targets for total cash compensation (base salary and short-term incentives) were generally set at the 50th percentile levels of our peer group.

•

Support Business Objectives, Strategy and Values — Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•

Pay-for-Performance — While we generally establish target long-term incentive award levels around the 50th percentile levels of our peer group for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, long-term incentive plan performance that does not meet performance targets is not rewarded.

•

Emphasize Stock Ownership — Our compensation programs encourage an ownership mentality and align the long-term financial interest of our executives with those of our stockholders. In addition, we have formal stock ownership guidelines for our NEOs and directors.

•	Individual Performance — In addition to Company-wide and business unit financial measures, our annual incentive program emphasizes individual performance and the achievement of personal objectives.
•

Integrated Approach — We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

We believe that we offer a work environment in which executive employees are allowed to use their abilities to achieve personal and professional satisfaction. However, we also understand that our executive employees have a choice regarding where they pursue their careers, and the compensation we offer plays a significant role in their decisions to choose to remain with us. We believe that our compensation principles will reward and encourage our management to deliver increasing stockholder value over time and help us to attract and retain top executive talent.

Internal Pay Equity

In implementing our compensation philosophy, the Committee also compares our Chief Executive Officer’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Stockholder Say-on-Pay Votes

At our 2019 Annual Meeting, of those stockholders voting on the matter, 87.5% voted to approve our executive compensation on an advisory basis. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation and, as a result, did not materially change its approach in fiscal 2019. The Compensation Committee will consider the outcome of the Company’s future say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Compensation Consultants and Competitive Benchmarking

Compensation Consultants. As in prior years, the Compensation Committee engaged Willis Towers Watson to analyze our current compensation program to ensure that the Company’s executive, key employee and director compensation programs were:

•	Performance-Based. Designed to be performance-based and maximize stockholder value creation.
•	Aligned with Strategy and Culture. Aligned with the Company’s business strategy and corporate culture.
•	Market Competitive. Competitive with the market in order to attract, engage, reward and retain executive and key talent.

In connection therewith, Willis Towers Watson:

•	had multiple conversations with the Chairman of our Compensation Committee, Chief Executive Officer and our Vice President — Human Resources regarding 2019 compensation;
•	advised the Compensation Committee with respect to the review and selection of our 2019 peer group; and
•	advised the Compensation Committee regarding the design, implementation and valuation of our long-term equity incentive awards and respective performance metrics for 2019.

The Compensation Committee assessed the independence of Willis Towers Watson pursuant to applicable SEC and Nasdaq rules and concluded that Willis Towers Watson’s work for the Compensation Committee does not raise any conflict of interest.

For 2019, we also subscribed to an on-line compensation service available through the Economic Research Institute (“ERI”). ERI compiles a robust database on job competencies, cost-of-living increases and executive compensation surveys. These three databases are used to help gauge the competitiveness of our 2019 salaries and executive compensation practices.

Competitive Benchmarking. Our compensation philosophy generally results in the establishment of total direct compensation (base annual salary, target bonus opportunity and long-term incentives) that target the 50th percentile of market for executives in similar positions. The Committee does not employ a formulaic approach in setting any aspect of total compensation. The Committee has the flexibility to increase compensation when either hiring new executives who have significant industry experience or for existing executives who demonstrate outstanding performance.

We compete against companies in many industries for executive talent. Because we believe that our benchmark peer group does not necessarily represent all of the companies that may be direct competitors for executive talent, we also rely upon general industry national survey data of companies which are in similar industries and of similar revenue size. This general industry data is collected and prepared for us by Willis Towers Watson and excluded companies in the finance, health care and technology industries.

During 2019, the Committee eliminated the following companies from the Company’s peer group (i) MYR Group, Inc. and (ii) Matrix Service Company, because the Committee determined that these companies were no longer appropriate peers under the peer group selection criteria used by the Committee. In place of these two companies, the Committee added Armstrong World Industries, Inc. and Compass Minerals International, Inc., each of which was frequently listed as a peer of the Company’s primary building materials competitors and closely aligns with the Company’s financial metrics.

As a result, management and the Committee agreed on the following peer group for 2019:

Company	Primary Industry	Primary Segment and GICS Code
Compass Minerals International, Inc.	Metals and Mining	Diversified Metals and Mining (15104020)
Vulcan Materials Company	Construction Materials	Stone Materials (15102010)
Martin Marietta Materials Inc.	Construction Materials	Stone Materials (15102010)
Gibraltar Industries, Inc.	Building Products	Building Products (20102010)
Great Lakes Dredge & Dock Corporation	Construction and Engineering	Heavy Construction (20103010)
Granite Construction Incorporated	Construction and Engineering	Heavy Construction (20103010)
Eagle Materials Inc.	Construction Materials	Concrete (15102010)
Cornerstone Building Brands, Inc. (formerly NCI Building Systems, Inc.)	Construction Materials	e Heavy Construction (20103010)
U.S. Silica Holdings, Inc.	Oil and Gas Equipment and Services	Heavy Construction (20103010)
Aegion Corporation	Construction and Engineering	Heavy Construction (20103010)
Summit Materials, Inc.	Construction Materials	Stone Materials (15102010)
American Woodmark Corporation	Building Products	Building Products (20102010)
Simpson Manufacturing Co., Inc.	Construction and Engineering	Heavy Construction (20103010)
Armstrong World Industries, Inc.	Building Products	Building Products (20102010)

The Committee believes this group of companies is an appropriate peer group for compensation setting purposes because their revenues, industry and geographic markets are most similar to the Company and provide a reasonable point of reference for comparing like positions and scope of responsibility for purposes of executive compensation. It is the Committee’s view that (i) we compete for executive officers and employees from companies that are represented by this group, and (ii) investors consider the performance of these public companies when deciding to make an investment in the construction materials sector. Among this peer group, the Company ranked near the median in terms of EBITDA.

Given the changing nature of our industry and the construction industry, the Compensation Committee expects that the companies used in the benchmarking process and peer group may vary from year-to-year.

Components of Executive Compensation

The primary components of our executive compensation programs are as follows:

•

Annual Base Salaries. This fixed component of pay is based on an individual’s particular skills, responsibilities, experience and performance. The executive officers, as well as other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.

•

Annual Cash Bonuses. This variable cash component of pay is based on Company performance, business unit performance, and an individual’s achievement of specified goals measured over a performance period of one year.

•

Long-Term Equity Incentives. This variable equity component of pay is based on an individual’s compensation grade level. For 2019, we granted awards of restricted stock to all executives and key employees with 60% of the awards vesting annually over a three-year period (time-based vesting) and the remaining 40% vesting upon attainment of specified performance measures (performance-based vesting).  The performance-based vesting portion of the awards pay out at up to 200% of the number of performance shares originally granted.

•

Non-Qualified Deferred Compensation Plan. All executive officers and certain key employees are eligible to participate in a non-qualified deferred compensation plan under which they may defer up to 75% of their base compensation and 75% of their annual incentive compensation. There is no Company match for contributions to the non-qualified deferred compensation plan.

•

Matching Contributions under our 401(k) Plan. The Company maintains a defined contribution 401(k) plan for employees, including executive officers, meeting various employment requirements. Eligible employees may contribute amounts up to the lesser of 60% of their annual compensation or the maximum amount Internal Revenue Service regulations permit. During 2019, we matched 100% of the first 5% of employee contributions.

•

Health and Welfare Benefits. All executive officers are eligible to participate in health and welfare benefit programs that are available to substantially all non-union employees which provide for medical, dental, vision, basic life, and disability insurance needs. We do not offer any post-employment retiree health or welfare benefits.

•

Severance Benefits. We have entered into executive severance agreements with each of our NEOs, which provide the NEOs with varying severance compensation and benefits if their employment is terminated in a qualifying termination.

We use each element of compensation to satisfy one or more of our stated compensation objectives. The Compensation Committee’s goal is to achieve the appropriate balance between short-term cash rewards for achievement of annual financial performance targets and long-term incentives to promote the achievement of sustained value over the longer term. In establishing compensation for executives, the Compensation Committee considers a number of factors including:

•	The executive’s job responsibility;
•	Individual contributions and performance;
•	Level of experience;
•	Personal compensation history;
•	Criticality to the business; and
•	Peer company data.

Analysis of Our 2019 Executive Compensation Program

Base Salary

Our Compensation Committee’s general approach is to determine base salaries by evaluating (i) the levels of responsibility, prior experience and breadth of knowledge of the executive, (ii) internal pay equity issues, and (iii) external pay practices. The Committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, time with the Company and experience, strategic impact of the position, general levels of market salary increases, retention concerns, peer group data, and our overall financial results. The Committee generally grants salary increases within a pay-for-performance framework. The Committee assesses performance for base salary purposes based on goal accomplishments, with such goals being set by supervisors, or in the case of the Chief Executive Officer, by the Board.

Effective April 1, 2019, salaried employees within the Company received an average of a 3.0% merit increase in their base salary. Based upon a review of external benchmarking data and assessments of individual performance, Company performance and each NEO’s contribution to the Company’s performance, the NEOs received base salary increases ranging from 0.0% to 4.0% as shown in the following table. The 2019 base salaries for the NEOs, which became effective April 1, 2019, and the percentage increase from their 2018 base salaries were as follows:

Name	2019 Base Salary ($)	Increase (%)
William J. Sandbrook	900,000	0.0
John E. Kunz	455,400	3.5
Ronnie Pruitt	530,400	4.0
Paul M. Jolas	404,875	2.5
Niel L. Poulsen	358,750	2.5
Jeffrey W. Roberts	340,000	—

Annual Cash Bonus — 2019 Annual Incentive Plan

Our Compensation Committee typically awards cash bonuses to executive officers on an annual basis. For 2019, the Committee adopted the 2019 Annual Incentive Plan (the “2019 Plan”), a short-term cash incentive plan for all our salaried employees, including all of our executive officers. The purpose of the 2019 Plan was to attract, retain, motivate and reward team members for successful Company, business unit and individual performance, with rewards that were commensurate with the level of performance attained. The cash bonus award is intended to be a significant part of an executive officer’s total compensation package subject to the performance of the executive officer.

Performance Metric Selected. Our Compensation Committee periodically reviews the appropriateness of the performance measures used in our incentive plans (including the 2019 Plan), the degree of difficulty in achieving the targets based on these measures, as well as certain strategic and nonfinancial objective criteria. In 2019, the Compensation Committee again selected Total Adjusted EBITDA as the performance measure used for determining whether bonuses would be paid under the 2019 Plan. The Committee selected Total Adjusted EBITDA as the performance metric because it (i) is used by management to monitor and assess the Company’s financial performance and (ii) is widely used by investors for valuation and for comparing our performance against the performance of other building materials companies.

We define Total Adjusted EBITDA as our net income (loss), excluding the impact of income taxes, depreciation, depletion and amortization, net interest expense and certain other non-cash, non-recurring and/or unusual, non-operating items including, but not limited to: non-cash stock compensation expense, non-cash change in value of contingent consideration, impairment of assets, acquisition-related costs, officer transition expenses, an eminent domain matter and hurricane-related losses (gains), net. Acquisition-related costs consist of fees and expenses for accountants, lawyers and other professionals incurred during the negotiation and closing of strategic acquisitions and certain acquired entities’ management severance costs. Acquisition-related costs do not include fees or expenses associated with post-closing integration of strategic acquisitions.

Total Adjusted EBITDA Thresholds. For 2019, the Compensation Committee set the Total Adjusted EBITDA target for the 2019 Plan based on the Company’s 2019 Adjusted EBITDA target of $248.5 million. The Committee determined that achieving 100% of the Total Adjusted EBITDA target warranted a payout of 100% of an employee’s individual target bonus award, which was consistent with the 2018 Annual Incentive Plan. In 2019, the Committee established Total Adjusted EBITDA target thresholds for an initial payout, target payout and maximum payout at $198.8 million, $248.5 million and $298.2 million, respectively, representing a 2.7%, 28.4% and 54.1% increase, respectively, compared to the Company’s 2018 Total Adjusted EBITDA of $193.5 million. Total Adjusted EBITDA below $198.8 million would result in no non-discretionary bonuses being paid under the 2019 Plan. Total Adjusted EBITDA performance between these thresholds would result in bonus payments being made on an interpolated basis.

Bonus Target and Maximum Percentages. Each NEO and participant in the 2019 Plan had a target bonus percentage that was expressed as a percentage of their annual base salary, and could potentially earn amounts under the 2019 Plan that range from $0 (if the threshold Total Adjusted EBITDA performance level was not met) to a designated maximum level, based on performance actually achieved. The target maximum percentage applicable to each of the NEOs for 2019 were as set forth in the chart below:

Named Executive Officer	Target % of Base Salary	Maximum % of Base Salary
William J. Sandbrook	150%	200%
John E. Kunz	65%	97.5%
Ronnie Pruitt	75%	112.5%
Paul M. Jolas	60%	90%
Niel L. Poulsen	55%	82.5%
Jeffrey W. Roberts	60%	90%

Bonus Award Weighting and Criteria. After the threshold Total Adjusted EBITDA performance is met, the percentage of a NEO’s target bonus available for payout is determined using a formula that includes the following criteria: (i) Total Adjusted EBITDA performance as compared to target and (ii) the individual’s performance against established individual performance objectives. In addition, for employees with business unit responsibility, the formula also includes the business unit’s Adjusted EBITDA performance as compared to target. The following describes the weighting of the various criteria in the bonus calculation by NEO:

•

For Mr. Sandbrook, 80% of the bonus award determination is based on the Total Adjusted EBITDA performance and 20% is based on the individual’s performance against established individual performance objectives.

•

For employees in corporate staff positions (including Mr. Kunz, Mr. Pruitt and Mr. Jolas, but excluding Mr. Sandbrook), 75% of the bonus award determination is based on the Total Adjusted EBITDA performance and 25% is based on the individual’s performance against established individual performance objectives.

•

For employees with operating region and business unit responsibility (including Mr. Poulsen and Mr. Roberts), 25% of the bonus award determination is based on the Total Adjusted EBITDA, 50% is based on the operating region and business unit Adjusted EBITDA, and 25% is based on the individual’s performance against established individual performance objectives.

The following table summarizes for each NEO their target bonus and weighting and target amount by criteria:

Named Executive Officer	Target Percentage of Base Salary	Individual Target Bonus (Target Percentage x Base Salary)	Company Adjusted EBITDA Bonus Weighting and Target Amount	Operating Region and Business Unit Adjusted EBITDA Weighting and Target Amount	Individual Goal Factor Weighting and Target Amount
William J. Sandbrook	150%	$1,350,000	80% ($1,080,000)	0% ($0)	20% ($270,000)
John E. Kunz	65%	$ 296,010	75% ($222,008)	0% ($0)	25% ($74,003)
Ronnie Pruitt	75%	$ 397,800	75% ($298,350)	0% ($0)	25% ($99,450)
Paul M. Jolas	60%	$ 242,925	75% ($182,194)	0% ($0)	25% ($60,731)
Niel L. Poulsen	55%	$ 197,313	25% ($49,328)	50% ($98,656)	25% ($49,328)
Jeffrey W. Roberts	60%	$ 204,000	25% ($51,000)	50% ($102,000)	25% ($51,000)

2019 Bonus Awards to Named Executive Officers. We did not achieve sufficient Total Company Adjusted EBITDA to exceed the initial payout threshold under the 2019 Plan. Our actual 2019 Total Adjusted EBITDA performance was $184.1 million, which fell short of the initial payout threshold by $14.7 million. Because our actual 2019 Total Company Adjusted EBITDA did not exceed the initial payout threshold level, no NEOs were eligible to receive bonuses under the 2019 Plan, notwithstanding strong performance in certain operating regions and business units and the accomplishment of individual goals in 2019.

2019 Discretionary Cash Bonuses

The Compensation Committee decided to award limited discretionary bonuses to each of the NEOs for 2019 performance for the following reasons. First, the Company’s performance was negatively impacted by adverse weather events that were outside of management’s control. Second, the Compensation Committee recognized that, but for the failure to achieve the initial payout threshold, the NEOs would have received bonuses under the 2019 Plan based on operating region and business unit results and/or the achievement of individual goal factors. Third, the Compensation Committee believed that not paying any bonuses under these circumstances would have resulted in retention issues.

In light of the foregoing, the Compensation Committee decided to award the following discretionary bonuses: Mr. Sandbrook—$270,000; Mr. Kunz—$60,000; Mr. Pruitt—$125,000; Mr. Jolas—$60,000 and Mr. Roberts—$75,000.

Long-Term Incentive Compensation

We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provides a direct link to our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore believe that a portion of our long-term incentives should be tied directly to performance. The Committee believes that restricted stock awards (including restricted stock units) (“RSAs”) are the most appropriate forms of equity awards to achieve our stated objectives. RSAs strongly and directly link management and stockholder interests. As a full value award, RSAs are less dilutive to stockholders than stock options since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers.

Under our LTIP, RSAs are granted on an annual basis in amounts that vary by salary grade and role for each executive officer and manager. Generally, the award grants are awarded in the first quarter of the year and are (i) 60% time-based with vesting to occur in equal annual installments over a three-year period beginning on the first anniversary of the date of grant; and (ii) 40% performance-based with performance hurdles that link the equity award to increases in stockholder value. The Committee believes that restricted shares with a combination of time and performance-based vesting criteria provide a motivating form of incentive compensation, help to align the interests of executives with those of our stockholders, foster employee stock ownership, and contribute to the focus of the management team on increasing value for our stockholders. In addition, the Committee believes the three year time-based vesting period, which is subject to the executive’s continued employment with us, encourages executive retention. Our equity awards are designed to enable the Company to be competitive in an industry and market in which there are very few similarly sized companies.

Based on the foregoing analysis and objectives, the Compensation Committee approved the following structure for the 2019 equity awards:

•	60% of the number of shares granted consisted of RSAs with time-based vesting. Vesting occurs in equal annual installments over a three-year period beginning on March 1, 2020.
•

40% of the number of shares granted consisted of RSAs with performance-based vesting (the “Performance Shares”). Half of the Performance Shares vest if the average of the daily volume-weighted average closing share price (the “VWAP”) of our common stock over any period of twenty consecutive trading days (the “VWAP Hurdle”) reaches $45.90 or more, within three years from the date of grant. The other half of the Performance Shares vest if the VWAP Hurdle reaches $49.90 or more, within three years of the date of grant. The $45.90 VWAP Hurdle and the $49.90 VWAP Hurdle represented an approximately 6% compound average growth rate over three years (“3 Year CAGR”) and a 9% 3 Year CAGR, respectively, to the 20-day VWAP of the Company’s common stock through and including February 28, 2019. In addition, if the Company’s common stock reaches a VWAP Hurdle of $54.10 (representing a 12% 3 Year CAGR) within three years of the date of grant, then the Performance Shares would vest at 150% of the original award amount, and if the Company’s common stock reaches a VWAP Hurdle of $58.60 (representing a 15% 3 Year CAGR) within three years of the date of grant, then the Performance Shares would vest at 200% of the original award amount.

In mid-February 2019, the Compensation Committee approved equity awards effective March 1, 2019 (the “Award Date”) for the NEOs based on the award dollar amounts shown in the table below and the closing price of the Company’s common stock on February 28, 2019, which was $40.11 per share.  The actual number of shares awarded was rounded up to the nearest 100 shares.

The March 1, 2019 awards were awarded contingent upon the Company’s stockholders approving an amendment to the LTIP (the “Amendment”) increasing the number of shares available for grant.  The Company’s stockholders approved the Amendment at the Company’s 2019 annual meeting of stockholders held on May 16, 2019, and the stockholder approval condition of the awards was satisfied.  On May 16, 2019, the closing price of the Company’s common stock was $48.75 per share, or 21.5% higher than on February 28, 2019.

In accordance with U.S. generally accepted accounting principles and the rules of the SEC, we determine the grant date fair value of equity awards under ASC 718.  Under ASC 718, the grant date of the March 1, 2019 awards, and thus the date the fair value of the awards was determined, was May 16, 2019, not the Award Date. As a result, the fair value of the awards reported in the 2019 Grants of Plan Based Awards Table is higher than the award values shown in the table below due primarily to the 21.5% increase in the price of the Company’s common stock between the Award Date and the date of stockholder approval of the Amendment.

In addition, the value of the awards shown in the 2019 Grants of Plan Based Awards Table differ from the dollar amounts reported below because the number of shares awarded was based on the closing price of the Company’s common stock on February 28, 2019, whereas the 2019 Grants of Plan Based Awards Table reports the fair value calculated in accordance with ASC 718.

Name	2019 RSA Award ($)	2019 RSA Award (#)
William J. Sandbrook	2,350,000	58,600
John E. Kunz	650,000	16,300
Ronnie Pruitt	750,000	18,700
Paul M. Jolas	510,000	12,800
Niel L. Poulsen	330,000	8,300
Jeffrey W. Roberts	265,000	6,700

Perquisites and Other Benefits

Perquisites did not constitute a material portion of the compensation to the NEOs for 2019. However, we do provide payment for the premiums associated with additional term life insurance and whole life insurance for our Chief Executive Officer.

We provide our executive officers with the opportunity to participate in our other employee benefits programs. The employee benefits programs in which our executive officers participate (which provide benefits such as medical coverage and group term life insurance protection) are generally the same programs offered to all our salaried employees. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward employees.

Severance Benefits Pursuant to Executive Severance Agreements

Certain executive officers, including each of our NEOs, entered into executive severance agreements with the Company. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Each such agreement also contains a confidentiality covenant, requiring the applicable officer to not disclose our confidential information at any time, as well as noncompetition and non-solicitation covenants, which prevent the executive from competing with us or soliciting our customers or employees during employment and for one year after the officer’s employment terminates (subject to extension in the event of a change in control, so that the noncompetition and non-solicitation covenants will extend to cover the number of months post-termination used to determine the severance benefits payable to him). These agreements are described in further detail below under “Potential Payments Upon Termination or Change in Control.”

Deferred Compensation Plan

All executive officers, including our current NEOs, are eligible to participate in our non-qualified deferred compensation plan, under which they may defer up to 75% of their base compensation and up to 75% of their incentive compensation. There is no Company match for contributions to the non-qualified deferred compensation plan.

Compensation Program and Risk Management

Our Compensation Committee has conducted a comprehensive review of our compensation structure from the perspective of enterprise risk management and the design and operation of our executive and employee compensation arrangements generally and has concluded that the risks arising from our compensation policies and overall actual compensation practices for employees are not reasonably likely to have a material adverse effect on our Company. Our compensation program as a whole does not encourage our executives or other employees to take unnecessary and excessive risks or engage in other activities and behavior that threaten the value of the Company or the investments of our stockholders, as evidenced by the following design features that we believe mitigate risk-taking:

•

Compensation Mix. To encourage appropriate decision making and facilitate the alignment of the interests of our employees with those of the Company and its stockholders, our compensation program is structured to provide an appropriate balance of “fixed” and “variable” or “at risk” compensation. We believe that the allocation of variable compensation between annual cash incentives and long-term equity incentive compensation along with fixed base salaries meets our objectives and affords us the ability to attract, retain and motivate executives by providing predictable fixed income to meet the current living requirements and significant variable compensation opportunities for long-term wealth accumulation.

•

Base Salaries. While base salary is the only fixed element of compensation that we provide to our executives and other employees, we believe that the amounts paid are sufficient to meet the essential financial needs of these executives and employees. Consequently, our incentive compensation arrangements are intended to reward their performance if, and only to the extent that, the Company and our stockholders also benefit financially from their stewardship.

•

Annual Incentives. Our annual short-term incentive plan applies to salaried employees at each of our business units. While our annual short-term incentive plan for salaried employees differs from year-to-year, cash bonuses are generally awarded under the plan based on some combination of Company and business unit financial results, and individual and business unit accomplishment of strategic goals, which may include strategic position in the market, improvement in operational efficiencies, development of new products, implementation and utilization of information technology, employee development, accomplishment of various safety goals, and completion of specific transactions or projects. We do not believe that the pursuit of these objectives will lead to behaviors that focus executives on their individual enrichment rather than our long-term welfare, and we believe that the annual bonus plan does not encourage excessive risk taking as the bonus amounts are based on multiple financial and non-financial goals and objectives.

•

Long-Term Equity Awards. In addition to the strategic focus of our short-term cash bonus plan, our equity compensation program is specifically intended to create a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our stockholders. Our Compensation Committee uses restricted shares with a combination of performance-based vesting criteria as long-term incentive compensation because, among other reasons, these awards provide a motivating form of incentive compensation, while contributing to the focus of our management team on increasing value for our stockholders. As these awards vest over multiple years, and the vesting of the awards is based generally on continued service with the Company, we believe the awards do not encourage executives to achieve short-term increases in stock price to the detriment of long-term growth.

Clawback and Hedging Policy

To date, our Board of Directors has not adopted a formal clawback policy to recoup incentive-based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock agreements covering grants to our NEOs do include language providing that the award may be canceled, and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt.

Hedging is an investment strategy used by investors to offset or reduce the risk of fluctuations in stock price. This, consequently, insulates the stockholder from the full risks and rewards of stock ownership. Because we believe fully in aligning our directors’ and officers’ interests with the interests of our stockholders, we have adopted a policy that prohibits our directors and officers from engaging in any hedging or monetization transactions, including, but not limited to, collars, prepaid variable forward sale contracts, equity swaps, and exchange funds. Our directors and officers may petition our general counsel for individualized exceptions to this policy on a case-by-case basis.

Stock Ownership Guidelines

In 2016, our Board of Directors adopted stock ownership guidelines that apply to our Chief Executive Officer as well as each of our executive officers under Section 16, including each of our NEOs. Subject to transition periods and other provisions, the guidelines generally require that each officer beneficially hold shares of our stock with a value at least equal to the multiples of his base salary identified below:

Position	Base Salary Multiple
Chief Executive Officer	Three Times
Section 16 Officers	Two Times

All NEOs were in compliance with the guidelines as of December 31, 2019, subject to transition periods. We also have stock ownership guidelines for our directors, as further described in “Director Compensation.”

Conclusion

Based upon its review of our overall executive compensation program, the Compensation Committee believes our executive compensation program, as applied to our executive officers, is appropriate and is necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value. The Committee believes that the total compensation opportunities provided to our executive officers create a commonality of interests and alignment of our long-term interests with those of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee:

Theodore P. Rossi, Chairman

Robert M. Rayner

Colin M. Sutherland

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that incorporate future filings, including this proxy statement, in whole or in part, the foregoing report of the Compensation Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

Executive Compensation Tables and Related Disclosure

2019, 2018 AND 2017 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Named Executive Officers in 2019, 2018 and 2017. The titles shown below are their titles as of December 31, 2019.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
William J. Sandbrook
Chairman and Chief Executive Officer	2019	$900,000	$270,000	$3,780,638	$—	$43,430	$4,994,067
	2018	887,500	270,000	2,078,340	—	43,345	3,279,185
	2017	850,000	—	1,943,203	792,880	45,580	3,631,663
John E. Kunz(5)
Senior Vice President and Chief Financial Officer	2019	451,550	60,000	1,051,611	—	14,000	1,577,161
	2018	436,250	284,000(6)	601,788	—	191,710	1,513,748
	2017	106,250	—	197,606	247,244	4,289	555,389
Ronnie Pruitt
President and Chief Operating Officer	2019	525,300	125,000	1,206,449	—	19,891	1,876,640
	2018	495,000	85,000	651,420	—	19,268	1,250,688
	2017	428,750	15,000	562,818	250,828	19,390	1,276,786
Paul M. Jolas
Senior Vice President, General Counsel and Corporate Secretary	2019	402,406	60,000	825,805	—	14,000	1,302,211
	2018	390,000	59,000	471,504	—	13,750	934,254
	2017	368,750	—	432,481	174,281	13,500	989,012
Niel L. Poulsen(7)
Former Executive Vice President — Southeast Division	2019	117,396	64,870	535,483	—	398,545	1,116,294
	2018	347,500	45,000	310,200	—	115,765	818,465
	2017	337,500	—	325,842	156,613	115,500	935,445
Jeffrey W. Roberts(8)
Regional Vice President and General Manager – U.S. Concrete Central	2019	335,625	75,000	432,257	—	87,702	930,584

1.

The figures shown in the “Salary” column of this table reflect the amount actually received by the NEO as base salary during a specified year, not the NEO’s annual rate of pay for the applicable year. The rates of pay are most likely higher than amounts shown if an NEO began employment with us during a particular year or if an NEO received a salary increase during the year. Annual pay increases for all executive officers are generally not effective until April of a given year. In addition, an officer’s rate of pay may change over the course of the year due to a change in job title or responsibilities.

2.

The amounts in this column for 2019 reflect discretionary bonuses paid for retention purposes, other than Mr. Poulsen. See “Compensation Discussion and Analysis — Analysis of Our 2019 Executive Compensation Program — 2019 Discretionary Cash Bonuses.” The amount reported for Mr. Poulsen represents a prorated bonus paid in connection with his termination of employment.

3.

The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of awards of restricted stock determined in accordance with ASC 718. The values shown in this column do not represent the amounts that may eventually be realized by the Named Executive Officers, which are subject to achievement of the time- and performance-based vesting conditions applicable to the awards and the price of our common stock at the time of vesting. See “Note 14. Stock-Based Compensation” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2019 for a discussion of our determination of the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture. As described in Compensation Discussion and Analysis, the Compensation Committee approved grants of equity awards effective March 1, 2019 conditioned upon the Company’s stockholders approving the Amendment.  The Company’s stockholders approved the Amendment on May 16, 2019.  Under ASC 718, the grant date of these equity awards, and thus the date the fair value of the equity awards was determined, was May 16, 2019, not March 1, 2019.  On May 16, 2019, the closing price of the Company’s common stock was 21.5% higher than on February 28, 2019, the trading day immediately preceding the effective date of these awards.  As a result, the fair value of the awards reported above is higher than if the ASC 718 grant date would have been March 1, 2019 due primarily to the 21.5% increase in the price of the Company’s common stock subsequent to March 1, 2019.

4.

The amounts in the “All Other Compensation” column for 2019 reflect: (a) matching contributions under our 401(k) plan for each of the Named Executive Officers; (b) additional life insurance premiums paid by us for Mr. Sandbrook in the amount of $29,430; (c) a taxable personal mileage reimbursement for Mr. Pruitt; (d) an auto allowance and taxable personal mileage reimbursement for Mr. Poulsen and Mr. Roberts; (e) $358,750 and $27,596 to Mr. Poulson for severance and accrued vacation, respectively, pursuant to his severance agreement with the Company and (f) $66,094 to Mr. Roberts for relocation expenses.

5.	Mr. Kunz joined the Company in October 2017.
6.

In connection with the hiring of Mr. Kunz in October 2017, Mr. Kunz received a bonus of $200,000 on March 31, 2018, subject to repayment by Mr. Kunz if he voluntarily left the Company prior to October 2, 2018.

7.	Mr. Poulsen’s employment with the Company terminated on April 30, 2019.
8.	No information is reported for Mr. Roberts in 2018 and 2017 because he was not a Named Executive Officer in 2018 or 2017.

2019 GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes the plan-based awards that our Named Executive Officers received or were eligible to receive during 2019. Our Named Executive Officers were eligible to receive all non-equity awards pursuant to the 2019 Plan. All equity awards were granted pursuant to the LTIP.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)	All Other Stock Awards: Number of Shares of Stock(3)(4) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)

William J. Sandbrook	3/01/2019	1,350,000	1,800,000	46,880	35,160	3,780,638

John E. Kunz	3/01/2019	296,010	444,015	13,040	9,780	1,051,611

Ronnie Pruitt	3/01/2019	397,800	596,700	14,960	11,220	1,206,449

Paul M. Jolas	3/01/2019	242,925	364,308	10,240	7,680	825,805

Niel L. Poulsen	3/01/2019	197,313	295,969	6,640	4,980	535,483

Jeffrey W. Roberts	3/01/2019	204,000	306,000	5,360	4,020	432,257

1.

The Named Executive Officers were eligible to earn annual non-equity incentive compensation under the 2019 Plan based on achievement of certain performance measures, including levels of Total Adjusted EBITDA. The overall Total Adjusted EBITDA for 2019 was below the Total Adjusted EBITDA initial payout threshold under the 2019 Plan. As a result, the Company did not pay any non-discretionary, non-equity incentive plan awards to the named executive officers for 2019. The percentage of base pay for the Named Executive Officers for the target bonus was as follows: Mr. Sandbrook (150%), Mr. Kunz (65%), Mr, Pruitt (75%), Mr. Jolas (60%), Mr. Poulsen (55%) and Mr. Roberts (60%). The percentage of base pay for the Named Executive Officers for the maximum bonus was as follows: Mr. Sandbrook (200%), Mr. Kunz (97.5%), Mr. Pruitt (112.5%), Mr. Jolas (90%), Mr. Poulsen (82.5%) and Mr. Roberts (90%).

2.

The restricted stock awards reflected in this column were subject to performance-based vesting criteria, as described in Compensation Discussion and Analysis. The performance criteria would either be satisfied at target levels, or the awards would be forfeited in the event that performance was not achieved at target levels.

3.

As described in Compensation Discussion and Analysis, the Compensation Committee approved grants of equity awards effective March 1, 2019 conditioned upon the Company’s stockholders approving the Amendment.  The Company’s stockholders approved the Amendment on May 16, 2019.  Under ASC 718, the grant date of these equity awards, and thus the date the fair value of the equity awards was determined, was May 16, 2019, not March 1, 2019.  On May 16, 2019, the closing price of the Company’s common stock was 21.5% higher than on February 28, 2019, the trading day immediately preceding the effective date of these awards.  As a result, the fair value of the awards reported above is higher than if the ASC 718 grant date would have been March 1, 2019 due primarily to the 21.5% increase in the price of the Company’s common stock subsequent to March 1, 2019.

4.	The restricted stock awards reflected in this column were subject to time-based vesting criteria, as described above in Compensation Discussion and Analysis.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Terms

Although we have not entered into any employment agreements with our Named Executive Officers, certain employment terms are included in each of their executive severance agreements, the severance provisions of which are detailed below under “Potential Payments Upon Termination or Change in Control”. Each such agreement specifies the executive’s position, location of employment, monthly base salary and annual paid vacation entitlement.

Equity Compensation Awards

We adopted the U.S. Concrete, Inc. 2010 Management Equity Incentive Plan (“MEIP”) in September 2010. Pursuant to the MEIP, we made awards to employees and directors in the form of stock options, stock appreciation rights, restricted stock, RSUs and other equity or equity-based grants, in addition to grants denominated in cash. On January 23, 2013, we adopted the LTIP, and our stockholders approved the LTIP at our 2013 Annual Meeting. Upon approval of the LTIP, we ceased making awards under the MEIP. Under the LTIP, we can grant stock options, stock appreciation rights, restricted stock awards, RSUs, cash awards and performance awards to management, employees, and directors of the Company. In 2019, we granted awards to non-employee directors only under the LTIP. As of December 31, 2019, there were 514,753 shares remaining for future issuance under the LTIP.

Restricted Stock Award Agreements

Pursuant to each restricted stock award agreement issued in accordance with the LTIP, 60% of such shares granted pursuant to an award will vest over three years in equal annual installments from the date of grant and  40% of the number of shares granted pursuant to an award will vest based on both the passage of time and the satisfaction of certain performance criteria, which are more fully described within the Compensation Discussion and Analysis section above. Any portion of the restricted stock awards that are unvested on the date of termination will be forfeited, except that if the executive’s employment is terminated without “cause”, any portion of the restricted stock awards that would have become vested during the six month period following termination will become vested on the date of termination. Additionally, pursuant to the terms of each NEO’s executive severance agreement, upon a “change in control” all outstanding, unvested restricted stock awards will become fully vested. Each of these terms and conditions are described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END TABLE

The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at fiscal year-end 2019. The table also includes, where applicable, the value of these awards based on the closing price of our common stock on the Nasdaq on December 31, 2019, which was $41.66 per share. Unless otherwise indicated, the restricted stock awards vest over three years following the grant date.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William J. Sandbrook
	6,560(1)	273,290	13,120(5)	546,579
	13,400(2)	558,244	13,400(6)	558,244
	35,160(3)	1,454,766	23,400(7)	974,844
John E. Kunz
	885(4)	36,869	—	—
	3,880(2)	161,641	3,880(6)	161,641
	9,780(3)	407,435	6,520(7)	271,623
Ronnie Pruitt
	1,900(1)	79,154	3,800(5)	158,308
	4,200(2)	174,972	4,200(6)	174,972
	11,220(3)	467,425	7,480(7)	311,617
Paul M. Jolas
	1,460(1)	60,824	2,920(5)	121,647
	3,040(2)	126,646	3,040(6)	126,646
	7,680(3)	319,949	5,120(7)	213,299
Niel L. Poulsen
	—	—	—	—
	—	—	—	—
	—	—	—	—
Jeffrey W. Roberts
	840(1)	34,994	1,680(5)	69,989
	1,520(2)	63,323	1,520(6)	63,323
	4,020(3)	167,473	2,680(7)	111,649

1.	These RSAs were granted on March 1, 2017 pursuant to the LTIP. The shares shown vest on March 1, 2020.
2.	These RSAs were granted on March 1, 2018 pursuant to the LTIP. The shares shown vest in two equal, annual installments on March 1, 2020 and 2021.

3.

These RSAs were granted on March 1, 2019 pursuant to the LTIP. The shares shown vest in three equal, annual installments over a three-year period beginning on the first anniversary of the date of grant.

4.	This RSA was granted on October 2, 2017 pursuant to the LTIP. The shares shown vest on October 2, 2020.
5.

These RSAs were granted on March 1, 2017 pursuant to the LTIP. Half of the shares shown would vest if the average daily volume-weighted average share price of our common stock over any period of 20 consecutive trading days reaches $82.50 or more, within three years from the date of grant, and the remaining half would vest if the average daily volume-weighted average share price of our common stock over any period of 20 consecutive trading days reaches $91.75 or more within three years from the date of grant.

6.

These RSAs were granted on March 1, 2018 pursuant to the LTIP. Half of the shares shown would vest if the average daily volume-weighted average share price of our common stock over any period of 20 consecutive trading days reaches $91.10 or more, within three years from the date of grant, and the remaining half would vest if the average daily volume-weighted average share price of our common stock over any period of 20 consecutive trading days reaches $99.10 or more within three years from the date of grant.

7.

These RSAs were granted on March 1, 2019 pursuant to the LTIP. Half of the shares shown vested when the average daily volume-weighted average share price of our common stock over a period of 20 consecutive trading days reached $45.90 on May 16, 2019, and the remaining half vested when the average daily volume-weighted average share price of our common stock over a period of 20 consecutive trading days reached $49.90 on October 14, 2019. The 2019 RSAs could potentially vest into additional shares should the average daily volume-weighted average share price of our common stock over a period of 20 consecutive trading days reach $54.10 and $58.60 within three years from the date of grant.

2019 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the vesting of stock awards held by our Named Executive Officers during 2019. None of our Named Executive Officers exercised stock options in 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

William J. Sandbrook	44,620	1,858,869

John E. Kunz	9,345	389,313

Ronnie Pruitt	13,120	546,579

Paul M. Jolas	9,520	396,603

Niel L. Poulsen	5,000	208,300
Jeffrey W. Roberts	5,300	220,798

PENSION BENEFITS

We do not maintain any defined benefit pension plans that provide for payments or other benefits at, following, or in connection with the retirement of any of our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth contributions by the Named Executive Officers to the U.S. Concrete, Inc. Deferred Compensation Plan (the “Plan”) during 2019.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(3)

William J. Sandbrook	45,004(1)	53,760	—	272,972

John E. Kunz	—	—	—	—

Ronnie Pruitt	—	—	—	—

Paul M. Jolas	—	—	—	—

Niel L. Poulsen	—	247,209	1,295,652	108,151
Jeffrey W. Roberts	—	—	—	—

1.	This amount is included in the “Salary” column (for 2019) of the 2019, 2018 and 2017 Summary Compensation Table above.
2.	Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, these amounts are not included in the 2019, 2018 and 2017 Summary Compensation Table above.

3.

The amount of the aggregate balance as of December 31, 2019 that has been contributed by Mr. Sandbrook and Mr. Poulsen and shown as compensation in the Summary Compensation Table for previous years (prior to 2019) is $158,501 and $108,151, respectively.

The Plan is unfunded and our obligations are general unsecured obligations. Under the Plan, we are obligated to pay deferred compensation in the future to eligible participants from our general assets, although we may establish a trust to hold amounts which we may use to satisfy Plan distributions from time to time.

Pursuant to the Plan, a select group of management employees at a Grade 16 or higher, including each of the Named Executive Officers, are eligible to participate by making an irrevocable election to defer up to 75% of the participant’s annual base salary, as well as 75% of any annual bonus award. Participants are 100% vested at all times in their account within the Plan. We do not provide any matching or discretionary contributions to the Plan on any participant’s behalf.

Payment of Plan accounts may occur in lump sum payments upon a participant’s separation from service for any reason. We require a six month delay in the payment of Plan benefits if the participant is a “specified employee” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, at the time of his or her separation from service, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation. Earlier withdrawals may occur if the participant incurs an unforeseeable emergency, which is generally defined as a severe financial hardship of the participant that results from an illness or an accident of the participant or a participant’s spouse or dependent, a loss of property, or a similar extraordinary and unforeseeable circumstance that is beyond the participant’s control.

The participant will choose how his or her Plan accounts are deemed to be invested from a list of investment options provided to him or her by the Plan administrator. For 2019, the investment options were identical to those under our 401(k) plan, except for one investment option in our 401(k) plan that is not permitted in a nonqualified deferred compensation plan and one investment option in the deferred compensation plan that is similar to an investment option in the 401(k) plan.

2019 PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Sandbrook, our Chief Executive Officer:

For 2019, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than our Chief Executive Officer) was $76,861; and
•	the annual total compensation of our Chief Executive Officer was $4,994,067.

Based on this information, for 2019, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 65 to 1.

SEC rules permit us to use the same median employee that we identified as of December 31, 2017 for our proxy disclosure for the 2018 Annual Meeting, as there has been no change in our employee population (including employees who joined through acquisitions in 2017 and 2018 or who left through dispositions in 2018) or compensation arrangements that we believe would significantly change the pay ratio disclosure. However, because the original median employee is no longer employed with the Company, we have identified a new employee that fell within our estimated range of median employees for use in calculating the 2019 pay ratio disclosure as permitted by SEC rules. This is a different employee than we identified for the 2018 pay ratio disclosure, who like the original median employee is no longer employed with the Company.

The annual total compensation for the median employee for 2019 was of $76,861, consisting of his gross annual wages and the matching contribution we made on his behalf under the 401(k) plan. With respect to the annual total compensation of our Chief Executive Officer, in accordance with Item 402(u) of Regulation S-K, we included the amount reported for Mr. Sandbrook in the “Total” column for 2019 in the Summary Compensation Table included in this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Benefits Pursuant to Executive Severance Agreements

Certain executive officers, including each of our Named Executive Officers, entered into executive severance agreements with us. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits reflect the fact that it may be difficult for such employees to find comparable employment within a short period of time. Each such agreement also contains a confidentiality covenant, requiring the applicable officer to not disclose our confidential information at any time, as well as noncompetition and non-solicitation covenants, which prevent the executive from competing with us or soliciting our customers or employees during the executive officer’s employment and for one year after the officer’s employment terminates (subject to extension in the event of a change in control, so that the noncompetition and non-solicitation covenants will extend to cover the number of months post-termination used to determine the severance benefits payable (as described below)).

In the case of a termination of the applicable officer’s employment (that is not in connection with a “change in control”) either by us without “cause” or by the officer for “good cause” (each term as defined below), the officer would generally be entitled to the following severance benefits:

•

a lump-sum payment in cash equal to the officer’s monthly base salary in effect on the date of termination multiplied by 24 in the case of Mr. Sandbrook and multiplied by 12 in the case of all other applicable officers, including Messrs. Kunz, Pruitt, Jolas and Roberts;

•

a lump-sum payment in cash equal to the amount of the officer’s target bonus for the bonus year in which the termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the termination;

•

payment of all applicable medical continuation premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination;

•

a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days earned for the year prior to the year in which the termination occurs and a pro rata portion of the vacation days earned for the year in which the termination occurs; and

•

(a) in the case of Mr. Sandbrook, a pro rata portion of all outstanding and previously unvested stock options, restricted stock awards, restricted stock units and similar awards granted to the officer by us prior to the date of termination (the “Unvested Awards”) that would otherwise have vested during the six-month period following the date of termination if such termination had not occurred will become vested and exercisable (as applicable), and vested stock options will remain exercisable until the earlier of (1) the expiration of the twelve-month period following termination, and (2) the expiration date of the original term of the applicable stock option; and (b) in the case of certain officers, including Messrs. Kunz, Pruitt, Jolas and Roberts, fifty percent of all Unvested Awards that would otherwise have vested during the twelve month period following the date of involuntary termination shall immediately vest upon the date of termination.

Our senior management and other employees have made significant contributions to us over the past several years, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of our senior management should be aligned with our stockholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our stockholders generally, but that may result in loss of employment for an individual Named Executive Officer.

In the event there is a change in control and within one year thereafter the officer’s employment is terminated by us without cause or by the officer for good cause, the officer would generally be entitled to the following severance benefits:

•

a lump sum payment in cash equal to: (a) the sum of (1) the officer’s monthly base salary in effect on the termination date multiplied by 12, and (2) the amount of the officer’s full target bonus for the bonus year in which termination occurs, multiplied by (b) in the case of Mr. Sandbrook, 2.5, and in the case of Messrs. Kunz, Pruitt, Jolas and Roberts, 2.0;

•

a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days earned for the year prior to the year in which the termination occurs and a pro rata portion of the vacation days earned for the year in which the termination occurs;

•

payment of all applicable medical continuation premiums for continuation coverage under COBRA for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination; and

•	all Unvested Awards shall become fully vested.

In the case of termination by reason of the officer’s death or long-term/permanent disability, the officer or his heirs would be entitled to substantially the same benefits as outlined above for a termination by us without cause or by the officer for good cause in the absence of a change in control, except that any Unvested Awards would not become vested, but instead would terminate immediately, with the exception of any unvested restricted stock units which would immediately vest.

In the case of a termination of the applicable officer’s employment either by us for cause or by the officer without good cause, the officer would be entitled to payments for his accrued but unpaid pro rata monthly base salary and unused vacation, in each case through the date of termination, but all Unvested Awards would be canceled. Also, in the case of a termination by us for cause, all vested stock options held by the officer would remain exercisable for a period of up to 90 days, after which they would expire.

We may be required to reduce the amount of the payments due to Messrs. Sandbrook, Kunz, Pruitt, Jolas and Roberts in certain situations. Their executive severance agreements provide that in the event that any payment or distribution to such individual would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and the aggregate amount of all payments that would be subject to the excise tax reduced by all federal, state and local taxes applicable thereto, including the excise tax, is less than the amount such individual would receive, after all such applicable taxes, if such individual received payments equal to an amount which is $1.00 less than three times such individual’s “base amount,” as defined in and determined under Section 280G of the Internal Revenue Code, then, such payments shall be reduced or eliminated to the extent necessary so that the aggregate payments received by such individual will not be subject to the excise tax. In no event, however, will we provide them with a tax gross-up payment or other tax assistance payment in the event that an excise tax is imposed upon the executive officer under Section 4999 of the Internal Revenue Code. Under each executive severance agreement, we would have “cause” to terminate the applicable officer’s employment in the event of:

•	the officer’s gross negligence, willful misconduct or willful neglect in the performance of his material duties and services to us;
•	the officer’s final conviction of a felony by a trial court, or his entry of a plea of nolo contendere to a felony charge;
•

any criminal indictment of the officer relating to an event or occurrence for which he was directly responsible which, in the business judgment of a majority of our Board of Directors, exposes us to ridicule, shame or business or financial risk; or

•	a material breach by the officer of any material provision of the executive severance agreement.

On the other hand, the officer generally would have “good cause” to terminate his employment if there is:

•	a material diminution in his then-current monthly base salary;

•	a material change in the location of his principal place of employment by us;
•	any material diminution in his current position or any title or position to which he has been promoted;
•

any material diminution of his authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to his current position or any title or position to which he has been promoted (provided, however, that if at any time he ceases to have such duties and responsibilities because we cease to have any securities registered under Section 12 of the Exchange Act or cease to be required to file reports under Section 15(d) of the Exchange Act, then the officer’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly traded company duties and responsibilities);

•	any material breach by us of any material provision of the executive severance agreement, including any failure by us to pay any amount due under the executive severance agreement; or
•	with respect to Mr. Sandbrook, any restructuring of his direct reporting relationship within our Company.

Under each executive severance agreement, a “change in control” will be deemed to have occurred on the earliest of any of the following dates:

•

the date we merge or consolidate with any other person or entity, and our voting securities outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of our voting securities or such surviving entity outstanding immediately after such merger or consolidation;

•	the date we sell all or substantially all of our assets to any other person or entity;
•	the date we dissolve;
•

the date any person or entity together with its affiliates becomes, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of our then outstanding voting securities; or

•

the date the individuals who constituted the non-employee members of our Board of Directors (the “Incumbent Board”) as of the effective date of the agreement cease for any reason to constitute at least a majority of the non-employee members of our Board, provided that, for purposes of this clause, any person becoming a director whose election or nomination for election by our stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) will be considered as though such person were a member of the Incumbent Board;

provided, however, a “change in control” shall not be deemed to have occurred in connection with our bankruptcy or insolvency or any transaction in connection therewith.

Based on a hypothetical termination date of December 31, 2019, for each of our Named Executive Officers who were employed by us on December 31, 2019, the severance benefits for those Named Executive Officers due to a termination either by us without “cause” or by the officer for “good cause” in the absence of a change in control pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary(1)	Target Bonus	Healthcare and Insurance Benefits(2)	FMV of Accelerated Vesting	Total(3)
William J. Sandbrook	$1,800,000	$1,350,000	$11,625	$1,040,667	$4,202,292
John E. Kunz	455,400	296,010	28,508	126,751	906,669
Ronnie Pruitt	530,400	397,800	32,571	161,224	1,121,995
Paul M. Jolas	404,875	242,925	20,532	115,398	783,730
Jeffrey W. Roberts	340,000	204,000	37,203	61,240	642,443

1.

Mr. Sandbrook’s salary severance benefit is equal to his monthly base salary multiplied by 24. Messrs. Kunz’s, Pruitt’s, Jolas’s and Roberts’s salary severance benefits are equal to their monthly base salaries multiplied by 12.

2.

The value of healthcare and insurance benefits is for 18-months of COBRA coverage and is based upon the medical benefit plans and the tier coverage that the executive participated in as of December 31, 2019.

3.	Any unused but accrued vacation pay was excluded from the above table. Each Named Executive Officer is entitled to four weeks of annual vacation.

Based on a hypothetical termination without “cause” or by the Named Executive Officer for “good cause” and a change in control date of December 31, 2019, for each of our Named Executive Officers who were employed by us on December 31, 2019, the change in control termination benefits for those Named Executive Officers pursuant to the terms of the executive severance agreements would have been as follows:

Name	Change in Control Sum(1)	Healthcare and Insurance Benefits(2)	FMV of Accelerated Vesting	Total(3)
William J. Sandbrook	$5,625,000	$11,625	$4,377,633	$10,014,258
John E. Kunz	1,502,820	28,508	1,039,209	2,570,537
Ronnie Pruitt	1,856,400	32,571	1,366,448	3,255,419
Paul M. Jolas	1,295,600	20,532	969,012	2,285,144
Jeffrey W. Roberts	1,088,000	37,203	510,752	1,635,955

1.

Mr. Sandbrook’s change in control sum was based upon his base salary plus target bonus multiplied by 2.5. For each of Messrs. Kunz, Pruitt, Jolas and Roberts, the change in control sum was based upon their respective base salary plus target bonus multiplied by 2.0.

2.

The value of healthcare and insurance benefits is for 18-months of COBRA coverage and is based upon the medical benefit plans and the tier coverage that the executive participated in as of December 31, 2019.

3.	Any unused but accrued vacation pay was excluded from the above table. Each Named Executive Officer is entitled to four weeks of annual vacation.

Based on a hypothetical termination date of December 31, 2019 for each of our Named Executive Officers who were employed by us on December 31, 2019, the severance benefits for those Named Executive Officers due to a termination by reason of the officer’s death or long-term/permanent disability, pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary(1)	Target Bonus	Healthcare and Insurance Benefits	FMV of Accelerated Vesting	Total(2)
William J. Sandbrook	$1,800,000	$1,350,000	$11,625	$2,441,276	$5,602,901
John E. Kunz	455,400	296,010	28,508	679,058	1,458,976
Ronnie Pruitt	530,400	397,800	32,571	779,042	1,739,813
Paul M. Jolas	404,875	242,925	20,532	533,248	1,201,280
Jeffrey W. Roberts	340,000	204,000	37,203	279,122	860,325

1.

Mr. Sandbrook’s death or disability salary severance benefit is equal to his monthly base salary multiplied by 24. For each of Messrs. Kunz, Pruitt, Jolas and Roberts, their respective death or disability salary severance benefit is equal to their respective monthly base salary multiplied by 12.

2.	Any unused but accrued vacation pay was excluded from the above table. Each Named Executive Officer is entitled to four weeks of annual vacation.

Based on a hypothetical change of control date of December 31, 2019 for each of our Named Executive Officers who were employed by us on December 31, 2019, the severance benefits for those Named Executive Officers due to a change in control (absent termination) pursuant to the terms of the executive severance agreements would have been as follows:

Name	FMV of Accelerated Vesting	Total
William J. Sandbrook	$4,377,633	$4,377,633
John E. Kunz	1,039,209	1,039,209
Ronnie Pruitt	1,366,448	1,366,448
Paul M. Jolas	969,012	969,012
Jeffrey W. Roberts	510,752	510,752

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

The following table shows the beneficial ownership of our common stock as of March 19, 2020 (except as set forth in the footnotes below) by (i) each person who we know beneficially owns more than 5% of our outstanding shares of common stock, (ii) each of our directors and director nominees, (iii) our current Named Executive Officers, and (iv) our current directors and executive officers as a group. The address of each director and executive officer is: c/o U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

	Shares of Common Stock Beneficially Owned(1)(2)

Name	Number	Percent

BlackRock, Inc.(3)	2,449,365	14.7

The Vanguard Group(4)	1,074,408	6.5

Dimensional Fund Advisors LP(5)	935,525	5.6

William J. Sandbrook(6)	434,517	2.6

Susan M. Ball(7)	3,949	*

Kurt M. Cellar(8)	98,725	*

Michael D. Lundin(9)	69,133	*

Robert M. Rayner(10)	65,577	*

Theodore P. Rossi(11)	86,700	*

Colin M. Sutherland(12)	12,573	*

John E. Kunz(13)	15,257	*
Ronnie Pruitt(14)	21,555	*

Paul M. Jolas(15)	17,431	*

Jeffrey W. Roberts(16)	16,681	*

Rajan C. Penkar	0	*
All directors and executive officers as a group (17 persons)(17)	883,518	5.3

*	Less than 1%.
1.

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedule 13D and 13G filings with the SEC and reports made directly to the Company. The number of shares shown as beneficially owned includes shares of common stock subject to exercisable stock options, restricted stock with current voting rights and RSUs that will vest within 60 days after March 19, 2020. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

2.

The percentages indicated are based on 16,671,702 shares of common stock outstanding on March 19, 2020. Shares of common stock subject to stock options exercisable and RSUs that will vest within 60 days after March 19, 2020 are deemed outstanding for computing the percentage of the person.

3.

Based solely on Schedule 13G/A filed with the SEC on February 3, 2020. BlackRock, Inc. (“BlackRock”) has sole voting power over 2,416,662 of these shares and sole dispositive power over 2,449,365 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

4.

Based solely on Schedule 13G filed with the SEC on February 10, 2020. The Vanguard Group (“Vanguard”) has sole voting power over 33,909 of these shares, shared voting power over 1,200 of these shares, sole dispositive power over 1,041,711 of these shares and shared dispositive power over 32,697 of these shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

5.

Based solely on Schedule 13G filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power over 896,848 of these shares and sole dispositive power over 935,525 of these shares. The address for Dimensional is 6300 Bee Cave Road, Austin, Texas, 78746.

6.

Includes 390,000 shares held directly, 977 shares deemed beneficially owned as custodian of a Uniform Gift to Minors account for his minor granddaughter, 20,100 shares of restricted stock which are subject to time- and performance-based vesting restrictions and have voting rights, and 23,440 RSUs that vest on April 3, 2020 pursuant to Mr. Sandbrook’s executive transition agreement dated February 12, 2020 filed with the SEC via Form 8-K.

7.	Includes 3,339 shares held directly and 610 RSUs that vest on April 1, 2020.

8.

Includes 91,115 shares held directly, 5,000 shares deemed beneficially owned as sole trustee of the Margaret Cellar 2010 Trust, 1,000 shares deemed beneficially owned as UTMA custodian for Grant Cellar, 1,000 shares deemed beneficially owned as UTMA custodian for Blake Cellar, and 610 RSUs that vest on April 1, 2020.

9.	Includes 59,273 shares held directly, 9,250 shares deemed beneficially owned as trustee of the Michael D. Lundin Trust and 610 RSUs that vest on April 1, 2020.
10.	Includes 64,967 shares held directly and 610 RSUs that vest on April 1, 2020.
11.	Includes 86,090 shares held directly and 610 RSUs that vest on April 1, 2020.
12.	Includes 11,963 shares held directly and 610 RSUs that vest on April 1, 2020.
13.	Includes 8,552 shares held directly and 6,705 shares of restricted stock which are subject to time- and performance-based vesting restrictions and have voting rights.
14.	Includes 15,255 shares held directly and 6,300 shares of restricted stock which are subject to time and performance-based vesting restrictions and have voting rights.
15.	Includes 12,871 shares held directly and 4,560 shares of restricted stock which are subject to time and performance-based vesting restrictions and have voting rights.
16.	Includes 14,401 shares held directly and 2,280 shares of restricted stock which are subject to time and performance-based vesting restrictions and have voting rights.
17.

Includes 809,213 shares held directly and indirectly, 47,205 shares of restricted stock subject to time- and performance-based vesting restrictions that have voting rights, 23,440 RSUs that will vest on April 3, 2020 and 3,660 RSUs that will vest on April 1, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our executive officers and directors or their respective affiliates, director nominees, 5% or greater security holders or family members of any of the foregoing. Related party transactions covered by this policy are reviewed by our Audit Committee to determine whether the transaction is in our best interests and the best interests of our stockholders. As a result, approval of related party business will be denied if we believe that an employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. SEC rules establish due dates for these reports, and we are required to disclose in this proxy statement any failure to file by those dates. We believe that all required 2019 filings were made on a timely basis with the following exceptions:

(i)

The following directors each filed one report late: Susan Ball; Kurt Cellar; Michael Lundin; Robert Rayner; Theodore Rossi; and Colin Sutherland. Each report related to the quarterly vesting of RSUs (each inadvertently reported as derivatives in Table II instead of as common stock in Table I at time of grant).  Each report was filed four days late due to an administrative error; and

(ii)

Colin Sutherland filed one additional report late.  The additional report related to a routine sale of common stock under the director’s 10b5-1 trading plan.  The report was filed one day late due to technical difficulties the Company experienced when trying to file the report using the SEC’s electronic filing system for Section 16(a) reports.  The report was filed promptly after these technical issues were resolved.

In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports they have filed with the SEC.

PROPOSAL NO. 2: RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm if the Audit Committee concludes such a change would be in the best interests of U.S. Concrete.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. The form of proxy provides a means for you to vote for the ratification of the selection of our independent registered public accounting firm, to vote against it or to abstain from voting for or against it.

Our Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

Fees Incurred for Services by the Principal Accountant

The following table sets forth the fees we incurred for services provided by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and 2018, as well as fees billed for audit-related services for that year.

Fee Category	2019	2018

Audit Fees(1)	$944,000	$1,074,000

Audit-Related Fees(2)	3,000	25,000

Tax Fees	276,899	86,612

All Other Fees	—	—

Total	$1,223,899	$1,185,612

1.	The audit fees related to professional fees rendered in connection with our annual audit, quarterly reviews and other periodic regulatory filings.
2.

The 2019 audit-related fees related to professional fees rendered in connection with our adoption of Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326). The 2018 audit-related fees related to professional fees rendered in connection with our adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee generally will pre-approve specific audit services for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included among the pre-approved audit services and any non-audit service must be separately pre-approved by the Audit Committee Chairperson. The Chairperson reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

The Audit Committee pre-approved all of the audit fees, audit-related fees, tax fees and other fees set forth in the table above.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14C to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

The Compensation Discussion and Analysis of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by our Compensation Committee and our Board in 2019 with respect to our Named Executive Officers. Our Board is asking stockholders to cast a non-binding, advisory vote on the following resolution:

“RESOLVED, that the stockholders of U.S. Concrete, Inc. (the “Company”) approve the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related footnotes and narrative accompanying the tables.”

As we describe in the Compensation Discussion and Analysis, we believe our executive compensation program is effective at incenting the achievement of superior results, appropriately aligning pay and performance, creating an ownership culture in which Company managers act like stockholders and enabling the Company to attract and retain some of the most talented executives in the construction materials industry.

For these reasons, our Board asks stockholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, our Compensation Committee and Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

Our Board recommends a vote “FOR”, on a non-binding, advisory basis, the resolution approving the Company’s Named Executive Officer compensation.

EXPENSES RELATING TO THIS PROXY
SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation, our officers, directors and regular employees may solicit proxies by telephone without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2019, the indicated information regarding equity compensation to our employees, officers, directors and other persons under our equity compensation plans (in thousands). These plans use or are based on shares of our common stock. We do not have any equity compensation plans not approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options Warrants, and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	—	$—	515
Equity compensation plans not approved by security holders	—	—	—

Date for Submission of Stockholder Proposals

Pursuant to SEC Rule 14a-8, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement and proxy card for our 2021 Annual Meeting of Stockholders must send written notice of the proposal to our Corporate Secretary at our principal executive offices, 331 N. Main Street, Euless, Texas 76039, so that we receive that notice by no later than the close of business on November 30, 2020. A stockholder who submits a proposal, pursuant to SEC Rule 14a-8, must satisfy the eligibility and procedural requirements set forth in SEC Rule 14a-8.

Any stockholder who wishes to submit a proposal to be brought before our 2021 Annual Meeting of Stockholders (outside of the processes of SEC Rule 14a-8) must comply with our bylaws which establish an advance notice procedure for stockholder proposals, including director nominee proposals, to be brought before an annual meeting. Our bylaws provide that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting of stockholders.

Under these bylaw provisions, we must receive stockholder proposals for our 2021 Annual Meeting of Stockholders no earlier than the close of business on January 15, 2021 and no later than the close of business on February 12, 2021. Stockholders must deliver the proposals to our Corporate Secretary, U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

To be in proper form, a stockholder’s notice must include the information about the proposal or nominee as specified in our bylaws. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary at the address above. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and/or SEC requirements for submitting a proposal or nomination.

We received no stockholder proposals and no stockholder director nominations for the Annual Meeting.

Householding of Annual Meeting Materials

With respect to stockholders who requested printed versions of these materials, we are sending only one annual report to stockholders and proxy statement to an address unless contrary instructions from any other stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of the Notice, this proxy statement or the accompanying annual report to stockholders, or any future notices or proxy materials, may make a request for these items by contacting the bank, broker or other holder of record, or by contacting us by telephone at 817-835-4105, by e-mail to corporatesecretary@us-concrete.com or by mail to: U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039, Attention: Corporate Secretary. We will deliver the requested materials promptly upon receiving such a request. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of our future materials or (2) separate materials if only one set of documents is being sent to a household. If they do not, a stockholder who would like to make one of these requests should contact us as indicated above.

Other Matters

Our Board does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the Annual Meeting, the persons named in the form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

Please vote via Internet, telephone or mail as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, no business can be transacted. Therefore, please vote by telephone or over the Internet by following the instructions included in the Notice, or if you elected to receive printed versions of the materials, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the postage-paid return envelope enclosed with the printed materials. Please act promptly to ensure that you will be represented at the Annual Meeting.

By Order of the Board of Directors,

Paul M. Jolas

Senior Vice President, General Counsel and

Corporate Secretary

Euless, Texas

March 30, 2020

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING

Q:	Why did I receive a notice regarding the availability of proxy materials rather than the printed proxy statement and annual report, and how do I request a printed copy of the proxy materials?
A:

Pursuant to the rules of the Securities and Exchange Commission, which we refer to as the SEC, we have elected to provide electronic access to our proxy materials over the Internet instead of mailing printed copies of these materials to each stockholder. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders of record on March 19, 2020, which we began mailing on or about April 1, 2020. Instructions on how to access the proxy materials over the Internet are included in the Notice.

All stockholders will have the ability to access the proxy materials on the website referred to in the Notice. If you received the Notice, then you will not receive a printed copy of the proxy materials unless you request them. Stockholders may request to receive a printed set of the proxy materials, on an ongoing basis, via the Internet at www.investorelections.com/USCR, by sending an email to paper@investorelections.com or by calling 1-866-648-8133.

Q:	What am I being asked to vote on at the 2020 Annual Meeting of Stockholders?
A:	At the 2020 Annual Meeting of Stockholders of the Company, which we refer to as the Annual Meeting, we are asking you to consider and vote on the following:
•	the election of eight directors to serve on the Board of Directors of the Company, which we refer to as our Board, until the 2021 Annual Meeting of Stockholders of the Company (Proposal No. 1);
•	the ratification of the appointment of Ernst & Young LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2020 (Proposal No. 2);
•	the casting of a non-binding, advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement (Proposal No. 3); and
•	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Q:	Who may vote at the Annual Meeting?
A:

All stockholders of record as of the close of business on March 19, 2020, which we refer to as the Record Date, are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share. As of March 19, 2020, 16,671,702 shares of our common stock were outstanding and entitled to vote.

Q:	Who may attend the Annual Meeting?
A:	All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Q:	How do I vote at the Annual Meeting?
A:	You may vote in the following ways:
•	you may come to the Annual Meeting and cast your vote in person;
•	you may cast your vote by telephone by using the toll-free number listed on the Notice;
•	you may cast your vote over the Internet by using the Internet address listed on the Notice; or
•

if you elected to receive printed versions of the proxy materials, you may vote by signing and returning the enclosed proxy card. If you return the proxy card, the persons named on the card will vote your shares in the manner you indicate.

The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on your individual copy of the Notice. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your copy of the Notice for specific instructions.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

To obtain directions to attend the Annual Meeting and vote in person, please contact us at  (817) 835-4105.

Q:	Who is soliciting my proxy?
A:	Our Board is soliciting your proxy. Certain of our directors, officers and employees also may solicit proxies on our Board’s behalf by mail, telephone, email, fax or in person.

Q:	Who will bear the expenses of this solicitation?
A:

We will pay the costs and expenses of the solicitation. Our directors, officers and employees will not receive additional remuneration for soliciting proxies. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable costs and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?
A:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was sent directly to you by us. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in “Street Name.” If your shares are held in an account at a brokerage firm, bank,

broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form from the stockholder of record.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?
A:

If you are a stockholder of record and you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares (i) “FOR” the election of all the director nominees (Proposal No. 1), (ii) “FOR” the ratification of the appointment of Ernst & Young LLP (Proposal No. 2), and (iii) “FOR” the approval of the advisory vote on the compensation of our named executive officers (Proposal No. 3). If any other matter does come before the Annual Meeting, the proxy holders will vote the proxies according to their best judgment.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Under applicable rules, brokers will not be able to vote for the election of nominees for director (Proposal No. 1) or the advisory vote on the compensation of our named executive officers (Proposal No. 3), without prior instructions from you on how to vote. Therefore, it is very important that you vote your proxy so that your vote can be counted.

Q:	What if I vote by proxy and then change my mind?
A:	If you vote by proxy, via mail, the Internet or telephone, you may later revoke your proxy instructions by:
•	writing to the Company’s Corporate Secretary at the mailing address in the answer to the last question below;
•	delivering to our Corporate Secretary at the mailing address in the answer to the last question below a properly executed proxy card dated after the date of the proxy card you want to revoke;
•	voting at a later time by telephone or the Internet; or
•	attending the Annual Meeting and casting your vote in person.

Q:	When did the Company begin mailing the Notice and first distribute this proxy statement and the accompanying form of proxy to stockholders?
A:	We began mailing the Notice, and first distributed this proxy statement and the accompanying form of proxy to our stockholders, on or about April 1, 2020.

Q:	What constitutes a quorum?
A:

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly voted by proxy, via mail, the Internet or telephone, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. If a quorum is not present, the Chairman of our Board or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the Annual

Meeting, without notice other than an announcement at the Annual Meeting, until the required quorum is present.

Q:	What vote is required to approve of each of the proposals being considered at the Annual Meeting?
A:

Pursuant to our bylaws, in an uncontested election of directors, the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the election of directors. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall exclude abstentions with respect to that director’s election. Pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes “against” his or her election than votes “for” such election (a “Majority Against Vote”) is required to promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept such resignation; however, if each member of the Nominating and Corporate Governance Committee received a Majority Against Vote at the same election, then the independent directors who did not receive a Majority Against Vote shall appoint a committee among themselves and recommend to the Board of Directors whether to accept such resignations. The Board will act upon such recommendation(s) within 90 days following certification of the stockholder vote.

The ratification of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2020, requires the affirmative vote of a majority of the votes cast on the proposal.

Abstentions and broker non-votes will have no effect on the vote for directors or ratification of our independent registered public accounting firm. Abstentions will have the same effect as votes against the advisory vote on our executive compensation, and broker non-votes will have no effect on the result of the vote for such proposal.

Q:	Who will count the votes?
A:	Representatives of Mediant Communications, Inc. will tabulate the votes.

Q:	What shares are reflected on my copy of the Notice or my proxy card?
A:

The shares listed on your copy of the Notice or your proxy card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street name.” You should receive a separate notice or proxy card from your broker if you hold shares in “street name.”

Q:	What does it mean if I get more than one Notice or proxy card?
A:

It indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote or provide a proxy for the shares covered by each Notice or proxy card to ensure that all your shares are voted.

Q:	What is the deadline for submitting a proxy?
A:

In order to be counted, proxies submitted by telephone or the Internet must be received by 5:00 p.m. ET on May 13, 2020, the day before the Annual Meeting. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q: What is the Company’s mailing address?

A:	Our mailing address, and the location of our principal executive offices, is U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

Q: What happens if a change to the Annual Meeting is necessary due to exigent circumstances?

A:

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by May 4, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. A virtual meeting will have no impact on shareholders’ ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement. As always, we encourage you to vote your shares prior to the Annual Meeting.

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

Total Adjusted EBITDA

Total Adjusted EBITDA is a non-GAAP financial measure. We define Total Adjusted EBITDA as our net income, excluding the impact of income taxes, depreciation, depletion and amortization, net interest expense and certain other non-cash, non-recurring and/or unusual, non-operating items including, but not limited to: non-cash stock compensation expense, non-cash change in value of contingent consideration, impairment of assets, acquisition-related costs, officer transition expenses, an eminent domain matter and hurricane-related losses (gains), net. Acquisition-related costs consist of fees and expenses for accountants, lawyers and other professionals incurred during the negotiation and closing of strategic acquisitions and certain acquired entities’ management severance costs. Acquisition-related costs do not include fees or expenses associated with post-closing integration of strategic acquisitions. We have included Total Adjusted EBITDA herein because it is widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use Total Adjusted EBITDA to monitor and compare the financial performance of our operations. Total Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of Total Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Total Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Total Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (in millions).

	Year Ended December 31,

	2019	2018

Total Adjusted EBITDA Reconciliation

Net income	$16.3	$31.3

Add: Income tax expense	12.3	16.8

Income before income taxes	28.6	48.1

Add: Depreciation, depletion and amortization	93.2	91.8

Add: Interest expense, net	46.1	46.4

Add: Non-cash stock compensation expense	19.1	10.4

Add: Non-cash change in value of contingent consideration	2.8	—

Add: Impairment of assets	—	1.3

Add: Acquisition-related costs, net	0.1	6.2

Add: Officer transition expenses	0.6	—

Add: Quarry dredge costs for specific event	—	1.1

Add/subtract: Eminent domain matter	(5.3)	0.7

Add: Litigation settlement costs	0.3	2.1

Subtract: Hurricane-related gains, net	(2.1)	(0.8)

Add: Purchase accounting adjustments for inventory	—	0.8

Add: Loss on mixer truck fire	0.7	—

Subtract: Gain on sale of business	—	(14.6)

Total Adjusted EBITDA	$184.1	$193.5

A-1

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP financial measure. We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment and purchases of environmental credits plus proceeds from the disposal of businesses and property, plant and equipment, an eminent domain matter and insurance proceeds from property loss claims. We consider Adjusted Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments. However, Adjusted Free Cash Flow is not intended to be used as an alternative to any measure of our liquidity in accordance with GAAP. The following table reconciles Adjusted Free Cash Flow to the most directly comparable GAAP financial measure, which is net cash provided by operating activities (in millions).

	Year Ended December 31,

	2019	2018

Adjusted Free Cash Flow Reconciliation

Net cash provided by operating activities	$138.8	$122.8

Subtract: Purchases of property, plant and equipment	(42.7)	(39.9)

Subtract: Purchases of environmental credits	——	(2.8)

Add: Proceeds from sale of businesses and property, plant and equipment	2.9	20.7

Add: Proceeds from eminent domain matter and property insurance claims	6.0	2.6

Adjusted Free Cash Flow	$105.0	$103.4

A-2

PROXY TABULATOR FOR U.S. Concrete, Inc. P.O. BOX 8016 CARY, NC 27512-9903 The undersigned hereby appoints William J. Sandbrook and Paul M. Jolas, and each of them, with full power of substitution and re-substitution, to represent the undersigned and to vote all the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 14, 2020 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated March 30, 2020 and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. All votes must be received by 5:00 P.M., Eastern Time, May 13, 2020 MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/USCR • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 877-680-5400 INTERNET TELEPHONE VOTE BY: Annual Meeting of U.S. Concrete, Inc. to be held on Thursday, May 14, 2020 for Holders as of March 19, 2020 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: Thursday, May 14, 2020 Time: 8:00 A.M. (Eastern Daylight Time) Place: Newark Liberty International Airport Marriott 1 Hotel Road Newark, New Jersey 07114 Annual Meeting of U.S. Concrete, Inc. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. Please make your marks like this: Use dark black pencil or pen only Call For For For For For For For For 3: Cast a non-binding, advisory vote on the For compensation of the Company’s named executive officers as disclosed in these materials. 2: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020. For For Against Abstain Directors Recommend 01 William J. Sandbrook 02 Kurt M. Cellar 03 Michael D. Lundin 04 Rajan C. Penkar 05 Ronnie Pruitt 06 Colin M. Sutherland 07 Theodore P. Rossi 08 Susan M. Ball Board of Directors Recommends a Vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3. 1: Election of Directors For Against Abstain To attend the meeting and vote your shares in person, please mark this box.

Revocable Proxy — U.S. Concrete, Inc. Annual Meeting of Stockholders May 14, 2020, 8:00 a.m. (Eastern Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints William J. Sandbrook and Paul M. Jolas, and each of them, with full power of substitution and re-substitution, to represent the undersigned and to vote all the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 14, 2020 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated March 30, 2020 and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3. (Continued and to be signed on reverse side) Please separate carefully at the perforation and return just this portion in the envelope provided.